Exhibit 10.1

ASSET PURCHASE AGREEMENT

By and Among

MOOG INC.

and

SUREFLY, INC.

and

WORKHORSE GROUP INC.

Date as of October 1, 2019

pg. i

pg. ii

SCHEDULES

Schedule	Description
Schedule 1.1(a)	Accounts Payable
Schedule 1.1(b)	Accounts Receivable
Schedule 1.1(c)	Accrued Liabilities
Schedule 1.1(f)	Assumed Contracts

Schedule 1.1(g)	Business Employees
Schedule 1.1(h)	Inventory
Schedule 3.3	Consents and Approvals; No Violations
Schedule 3.5	Financial Statements
Schedule 3.6	Owned Tangible Personal Property
Schedule 3.9	Breaches, Loss Contracts, and Performance Guaranty Contracts
Schedule 3.13	Data Set, IP Infringement, Issued Patents and Patent Applications, IP Licenses
Schedule 3.15	RESERVED
Schedule 3.16	Inventory
Schedule 3.17	Personnel
Schedule 3.18	Employee Plans
Schedule 3.20	Permits
Schedule 3.21	Absence of Changes
Schedule 3.22	Suppliers and Customers
Schedule 3.23	Affiliate Transactions
Schedule 3.25(a)	Product and Service Deliveries

Schedule 3.26(a)	Import and Export Licenses
Schedule 3.26(b)	Voluntary Governmental Disclosures
Schedule 5.8	Non-Competition
Schedule 5.9	Use of Name for Transition Period

pg. 1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) made and entered as of October 1, 2019, by and among MOOG INC., a New York corporation (“Purchaser”), SUREFLY, INC., a Delaware corporation (“Surefly”) and WORKHORSE GROUP INC., a Nevada corporation (“Seller Parent”; together with Surefly, collectively “Seller”).

WITNESSETH:

WHEREAS, Seller has since 2016, been involved in the design, development, testing and manufacture of a hybrid electrically powered vertical takeoff and landing aircraft (the “Business” and the “Surefly Aircraft”, respectively); and

WHEREAS, Seller Parent both directly and through subsidiaries, manufactures and sells trucks to customers in the United States which operations are not included in the Business (the “Seller Parent Business”);

WHEREAS, as part of the Seller Parent Business, Seller Parent has been involved in the design, development, testing and manufacture of an electrically powered unmanned aerial system (the “Horsefly System”) which is intended to operate from trucks.

WHEREAS, (a) the Seller desires to sell, transfer and assign the Purchased Assets (as hereinafter defined) to the Purchaser, and the Purchaser desires to purchase the Purchased Assets from the Seller, and (b) the Seller Parent and the Purchaser desire to enter into a contractual arrangement regarding intellectual property licensing and future cooperation with respect to the Horsefly System, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Seller is a wholly-owned direct subsidiary of the Seller Parent.

pg. 2

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 Defined Terms.

When used in this Agreement, the following terms shall have the respective meanings specified below.

(a)	“Accounts Payable” means all bona fide accounts payable of the Business (exclusive of any accounts payable to Affiliates of the Seller) as of the Closing Date. Schedule 1.1(a) sets forth the Accounts Payable as of June 30, 2019.

(b)	“Accounts Receivable” means all bona fide accounts receivable of the Business (exclusive of any accounts receivable to Affiliates of the Seller) as of the Closing Date. Schedule 1.1(b) sets forth the Accounts Receivable as of June 30, 2019.

(c)	“Accrued Liabilities” means all accrued expenses of the Business (other than (i) Accounts Payable, (ii) Retained Liabilities and (ii) Taxes based on income) of a type shown on the Financial Statements (as defined in Section 3.5 below). Schedule 1.1(c) sets forth the Accrued Liabilities as of the close of business on June 30, 2019.

(d)	“Active Business Employee” means each Business Employee who is not inactive as of the Closing Date by reason of sickness, disability or medical leave, military leave or other permitted leave of absence.

(e)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(f)	“Assumed Contracts” means the contracts, agreements, purchase orders, leases, subleases, license agreements and commitments or proposals whether written or oral, which are currently in effect, to which the Seller is a party, and which relate exclusively to the Business. Schedule 1.1(f) sets forth the Assumed Contracts as of June 30, 2019.

(g)	“Assumed Liabilities” means (i) the Accounts Payable and the Accrued Liabilities as of the Closing Date and (ii) liabilities and obligations under the Assumed Contracts as of the Closing Date arising or to be paid or performed after the Closing Date (other than any liability or obligation to the extent it results from, arises out of or relates to any breach of contract, tort, infringement or violation of law by the Seller occurring prior to the Closing Date).

(h)	“Books and Records” means originals or true copies of the following operating data and records relating exclusively to the Business: financial, accounting and bookkeeping books and records, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, warranty files, batch and product serial number records and files, written operating methods and procedures, specifications, operating records and other information related to the Purchased Assets, reference catalogues, insurance files relating to any product liability or other liability claims against the Business or casualty claims affecting assets of the Business, personnel records, records relating to the Active Business Employees (but only to the extent that the individual employee has provided a written consent to the transfer of such files) and other records, on whatever media, pertaining to the Business or the Surefly Aircraft, or relating to customers or suppliers of, or any other parties having contracts or other relationships with the Business. Notwithstanding the foregoing, the term ““Books and Records” shall include all quality records maintained by or for the Business related to the fabrication, servicing, repair, inspection, test, certification and sale of the Inventory.

pg. 3

(i)	“Business Day” means any day, other than a Saturday, Sunday or a day on which banks are permitted or required by law to be closed in the State of New York.

(j)	“Business Employee” means any employee or officer of the Seller or any Affiliate of the Seller whose employment relates solely to the Business, including, without limitation, those employees who are on vacation, sickness, disability or medical leave or other permitted leave of absence, all of whom are listed on Schedule 1.1(j) hereto. The term “Business Employee” shall not include any employee who is inactive on the Closing Date by reason of such employee’s retirement, layoff or furlough.

(k)	“Closing Date” means the thirtieth calendar day following the date of execution of this Agreement or on such other date and at such place as the parties hereto shall mutually agree, but in no event later than October 4, 2019; if the purchase contemplated by this Agreement has not closed by that date, this Agreement shall be terminated and the Parties shall bear no further legal responsibility to each other.

(l)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

(m)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement.

(n)	“Confidential Information” means any information (other than information which is generally available to the public, other than as a result of a breach by any Person with any confidentiality obligation to the Seller) solely concerning the Business or of any third party which the Seller is currently under an obligation to keep confidential or that is currently maintained by the Seller as confidential, including, without limitation, confidential or secret processes, products, technology, know-how, merchandising and advertising programs and plans, suppliers, services, techniques, customers and plans with respect to the Business.

(o)	“Current Real Property” means the real property and improvements thereon utilized by Surefly within a facility owned by Seller Parent commonly known located in Loveland Ohio and the hangar space leased from Signature Engines, located at 4760 Airport Road, Cincinnati, OH, 45226,

pg. 4

(p)	“Environmental Law” means any Law, Order or other requirement of law, relating to the protection of human health or the environment, or to the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic, or any similar term, under such Environmental Law.

(q)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement.

(r)	“Excluded Assets” means any and all assets of the Seller other than the specifically identified Purchased Assets. Without limiting the foregoing, “Excluded Assets” includes (i) cash and cash equivalents, (ii) all assets and intellectual property related to the Horsefly System (subject to any separate license or other agreements among the parties), (iii) insurance policies, (iv) claims and rights of action against any third party that arise out of the Seller’s ownership, use or possession of any of the Purchased Assets on or before the Closing Date or relating to any of the Excluded Assets or Retained Liabilities, and (v) claims for and rights to receive refunds, rebates or similar payments of Taxes and other charges of Governmental or Regulatory Authorities to the extent relating to periods prior to Closing.

(s)	“GAAP” means United States generally accepted accounting principles.

(t)	“Goodwill” means the goodwill of the Business.

(u)	“Governmental or Regulatory Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(v)	“Intellectual Property” shall mean all intellectual property and proprietary rights of the Seller relating exclusively to the Business including, but not limited to, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation and including software installed on hard disk drives) other than off-the-shelf computer software subject to shrinkwrap or clickwrap licenses and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

pg. 5

(w)	“Inventory” means all raw material, work-in-process and finished goods inventory of the Business. Schedule 1.1(w) sets forth the Inventory as of June 30, 2019.

(x)	“Law” means any statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority.

(y)	“Leases” means that certain Sublease Agreement between Signature Engines, Inc. and Workhorse Technologies Inc. dated February 20, 2018.;.

(z)	“Liens” means liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

(aa)	“Material Adverse Change” or “Material Adverse Effect” means, when used with respect to the Business, any change or effect that individually or in the aggregate is or would reasonably be expected to be material and adverse to the condition (financial or otherwise), assets or operations of Business.

(bb)	“Order” means any judgment, order, injunction, decree or decision of any Governmental or Regulatory Authority or any arbitrator.

(cc)	“Owned Tangible Personal Property” shall mean all Tangible Personal Property of the Business owned by the Seller set forth in Schedule 3.6.

(dd)	“Permits” shall mean all permits, licenses, consents, franchises, approvals and other authorizations required from any Governmental or Regulatory Authority or other Person in connection with the operation of the Business and necessary to conduct the Business as presently conducted.

(ee)	“Permitted Liens” means (i) Liens consisting of zoning or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by the Seller and (ii) Liens for current Taxes not yet due and payable, and (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business consistent with past practice and not yet due and payable or, if due and payable, are being contested in good faith.

(ff)	“Person” means an individual, a partnership, a limited partnership, a joint venture, a corporation, an association, a limited liability company, a limited liability partnership, a trust, an incorporated organization, and a Governmental or Regulatory Authority.

(gg)	“Proceeding” means any action, suit, litigation, audit, inquiry, order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding by or before any Governmental or Regulatory Authority, arbitrator or mediator.

pg. 6

(hh)	“Purchased Assets” means all right, title and interest of the Seller in and to those assets of the Business listed below as they exist on the Closing Date, and no other assets of Seller or the Business:

(i) the Assumed Contracts;

(ii) the Books and Records;

(iii) the Goodwill;

(iv) the Inventory;

(v) the Accounts Receivable, and prepaids, if any;

(vi) the Owned Tangible Personal Property;

(vii) the Permits (to the extent transferrable); and

(ix) all Intellectual Property.

(ii)	“Representative” means any officer, director, manager, principal, attorney, accountant, agent, employee or other representative of any Person.

(jj)	“Retained Liabilities” means any liability or obligation of every nature of the Seller other than the Assumed Liabilities, including, but not limited to, any liabilities and obligations of the Seller (i) for personal injury or property damage arising or incurred with respect to products sold or services provided by the Seller prior to the Closing Date, (ii) arising under or pursuant to Seller’s 401(k) Plan and (iii) accounts payable of the Seller to Affiliates of the Seller with respect to the Business, or (iii) expenses relating to any financial advisor or similar party as described in Schedule 3.24.

(kk)	“Tangible Personal Property” means all tangible personal property classified as fixed assets in the Financial Statements and owned or leased by the Seller and used in the Business, including, without limitation, warehouse equipment, computer hardware, furniture and fixtures, transportation equipment, and leasehold improvements, together with any transferable manufacturer or vendor warranties related thereto. Schedule 3.6 sets forth a list of the Tangible Personal Property as of June 30, 2019.

(ll)	“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, but not limited to, all U.S. and non-U.S. federal, state, local and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a tax return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person.

pg. 7

(mm)	“Transaction Documents” means:

a.	This Agreement

b.	A bill of sale in the form attached hereto as Exhibit 1.1.mm.1

c.	A lease (the “Loveland Lease”) between Seller Parent and Purchase in the form attached hereto as Exhibit 1.1.mm.2

d.	An amendment, assignment and assumption with respect to the Lease in the form attached hereto as Exhibit 1.1.mm.3

e.	An assignment of patent applications in the form attached hereto as Exhibit 1.1.mm.4

(nn)	“Transaction Ancillary Documents means:

a.	A joint venture organizational document and operating agreement (collectively the “JV Documents”) between Purchaser and Seller Parent substantially in conformance with the joint venture memorandum attached hereto as Exhibit 1.1.nn.1

b.	Employment-related agreements between the Purchaser and each of the Active Business Employees in a form to be agreed upon by those Parties.

1.2 Additional Defined Terms.

In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below.

DEFINED TERMS	SECTION
“Agreement”	Preamble
“Business”	Recitals
“Cap”	8.4(a)
“Claim Notice”	8.6(a)
“Closing”	2.5
“Closing Date”	2.5
“Closing Payment”	2.3
“Damages”	8.2
“Employee Plans”	3.18(a)
“Final Net Operating Assets Value Statement”	2.4(b)
“Financial Statements”	3.5
“Indemnifying Party”	8.4(c)
“Independent Accountants”	2.4(c)
“Net Operating Assets Adjustment”	2.4(a)
“Non-Transferable Assets”	5.17(a)
“Performance Guaranty Contracts”	3.9(b)
“Purchase Price”	2.3
“Purchaser”	Preamble
“Purchaser Benefit Plan”	5.8(b)
“Purchaser Indemnifiable Claim”	8.3
“Purchaser Indemnified Party”	8.2
“Seller”	Preamble
“Seller Indemnifiable Claim”	8.2
“Seller Indemnified Party”	8.3
“Seller Parent”	Preamble
“Seller Warranty Obligations”	5.11
“Transferred Employee”	5.8

pg. 8

1.3 Construction.

In this Agreement, unless the context otherwise requires:

(a)	any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(b)	words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(c)	references to Articles, Sections, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(d)	references to “day” or “days” are to calendar days; and

(e)	“include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

1.4 Schedules.

The Schedules to this Agreement are incorporated into and form an integral part of this Agreement.

pg. 9

ARTICLE 2 – SALE OF PURCHASED ASSETS

2.1 Transfer of Purchased Assets

On the terms, and subject to the conditions, set forth in this Agreement, the Seller shall sell, assign, transfer and deliver to Purchaser on the Closing Date, and the Purchaser shall purchase and acquire from the Seller, all of the Purchased Assets as they exist on and as of the Closing Date, subject to Seller’s right (i) to reserve to itself the non-exclusive right to seek indemnification, contribution or damages from any customer of or supplier to the Business with regard to any Retained Liability and (ii) to retain copies of all of the Books and Records relating to the import and export licenses of the Business issued by any United States Governmental or Regulatory Authority as required by applicable Law. The Seller shall retain the Excluded Assets and Purchaser shall have no rights whatsoever therein.

2.2 Assumption of Assumed Liabilities; Retained Liabilities.

On the Closing Date, the Purchaser shall assume and pay or perform the Assumed Liabilities in accordance with their terms. Notwithstanding anything to the contrary in this Agreement or any of the Transaction Documents, and regardless of whether such liability is disclosed in this Agreement, in any of the Transaction Documents or on any Schedule hereto or thereto, the Purchaser shall not assume, agree to pay, perform or discharge, bear the economic burden of or in any way be responsible for any of the Retained Liabilities. The Seller shall retain and pay or perform, in accordance with their terms all of the Retained Liabilities.

2.3 Payment of Purchase Price.

The aggregate consideration for the sale of the Purchased Assets by the Seller to the Purchaser shall be an amount equal to $4,000,000 (the “Purchase Price”), which shall be paid in full at Closing

All payments to be made by wire transfer of immediately available funds to an account, identified by the Seller to Purchaser at least two (2) Business Days prior to the payment date.

2.4 Closing.

The closing of the sale referred to in Section 2.1 (the “Closing”) shall take place at the offices of the Seller Parent on the Closing Date. The Closing and the other transactions contemplated hereby shall be deemed to have become effective at 12:01 a.m. on the Closing Date.

2.5 Closing Matters.

(a)	Instruments and Possession. Upon the terms and conditions contained in this Agreement, on the Closing Date, the Seller shall deliver to the Purchaser (i) one or more bills of sale conveying in the aggregate all of the Owned Tangible Personal Property and the Inventory, (ii) one or more assignments conveying in the aggregate all of the Assumed Contracts, (iii) an assignment and assumption agreement assigning all of the Intellectual Property used in the Business to the Purchaser, in recordable form, in substantially the form attached hereto as Exhibit 1.1.mm(4) (the “IP Assignment and Assumption Agreement”), (iv) such other instruments as are reasonably requested by the Purchaser to vest in the Purchaser title in and to the Purchased Assets in accordance with the provisions of this Agreement and (iv) such other documents and agreements as are contemplated by this Agreement. All such instruments will be in form and substance, and will be executed and delivered in a manner, reasonably satisfactory to the Purchaser and the Seller, but will not diminish the status of title to the Purchased Assets required to be delivered by the Seller pursuant to this Agreement.

pg. 10

(b)	Assumptions at Closing. Upon the terms and conditions contained in this Agreement, on the Closing Date, the Purchaser will deliver to the Seller (i) an assumption of the Assumed Liabilities and (ii) such other documents and agreements as are contemplated by this Agreement. All such instruments will be in form and substance, and will be executed and delivered in a manner, reasonably satisfactory to the Seller and the Purchaser, but will not increase or decrease the Assumed Liabilities required to be assumed by the Purchaser pursuant to this Agreement.

(c)	Certificates and Other Documents. Each of the Purchaser and the Seller shall deliver or cause to be delivered the certificates and other documents and items described in Articles 6 and 7.

2.6 Transfer Taxes.

The Seller shall be responsible for the payment of any sales, use, transfer, excise, stamp or other similar Taxes imposed by reason of the transfer of the Purchased Assets pursuant to this Agreement and any deficiency, interest or penalty with respect to such Taxes. The Purchaser shall pay all sales and use tax imposed by reason of the use of the Purchased Assets subsequent to Closing and any deficiency, interest or penalty with respect to such sales and use taxes.

2.7 Allocation of Purchase Price.

The Parties will each allocate the Purchase Price for their internal use (including without limitation for financial reporting and tax purposes) as they each see fit and neither Party shall bear any responsibility to the other with respect to such allocation.

2.8 Conditions to Closing:

(a)	Purchase Conditions: Purchaser’s obligations with respect to the Closing are conditioned on satisfaction or waiver by the Purchaser, at or prior to the Closing, of the following conditions:

1)	Representations and Warranties. Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct as of that date, and except for changes in the ordinary course of business after the date hereof or changes beyond the Seller’s reasonable control, which changes would not have a material and negative impact on the Business or its financial condition), and the Seller shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

pg. 11

2)	Agreements and Covenants. In all material respects, the Seller shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Seller shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

3)	No Litigation. No Proceedings shall have been instituted or threatened before a court or other Governmental or Regulatory Authority to restrain or prohibit or materially delay any of the transactions contemplated hereby.

4)	Consents and Approvals. All governmental and third-party consents, waivers and approvals, if any, disclosed in Schedule 3.3 or otherwise necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

5)	Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto (including without limitation the Transaction Documents and the Transaction Ancillary Documents) shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and Purchaser shall have received executed copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

6)	Release of Liens. The Seller shall have delivered to the Purchaser releases, discharges or other documents releasing any liens on the Purchased Assets, each in form and substance reasonably satisfactory to Purchaser.

(b)	Seller Conditions: The sale of the Purchased Assets by the Seller on the Closing Date is conditioned upon satisfaction or waiver by the Seller, at or prior to the Closing, of the following conditions:

1)	Representations and Warranties. Each of the representations and warranties of the Purchaser contained in this Agreement shall have been true and correct, in all material respects, on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct as of that date), and the Purchaser shall have delivered to the Seller a certificate of the Purchaser, dated the Closing Date, to such effect.

2)	Agreements and Covenants. In all material respects, the Purchaser shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Purchaser shall have delivered to the Seller a certificate of the Purchaser, dated the Closing Date, to such effect.

pg. 12

3)	No Litigation. No Proceedings shall have been instituted or threatened against the Purchaser, the Seller or the Seller Parent before a court or other Governmental or Regulatory Authority to restrain or prohibit or materially delay any of the transactions contemplated hereby.

4)	Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto (including without limitation the Transaction Documents and the JVA) shall be reasonably satisfactory in form and substance to the Seller and its counsel, and the Seller shall have received executed copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

2.9 Operations Pending Closing

From the date of this Agreement to the Closing Date, and except as otherwise specifically provided in this Agreement or consented to or approved by the Purchaser in advance in writing, such consent or approval not to be unreasonably withheld or delayed:

(i)	the Seller shall carry on the Business substantially in the same manner as heretofore conducted and shall not engage in any transaction or activity, enter into or amend any agreement or make any commitment except in the ordinary course of business;

(ii)	the Seller shall use reasonable commercial efforts to preserve the Seller’s existence and to preserve the properties, assets and relationships of the Business with its personnel, suppliers, customers and others with whom it has business relations;

(iii)	the Seller shall not hire any employees or enter into or establish any Employee Plan for the Business;

(iv)	the Seller shall not (A) grant any special conditions with respect to any Accounts Receivable other than in the ordinary course of business, (B) fail to pay any Account Payable on a timely basis in the ordinary course of business consistent with past practice, or (C) except as disclosed in this Agreement, make or commit to make any capital expenditures in excess of $5,000 in the aggregate for the Business;

(v)	the Seller shall not enter into any settlement with respect to any Proceeding against or relating to the Business which will restrict or have a material effect on how the Purchaser will be permitted to operate the Business after Closing;

(vi)	the Seller shall not voluntarily take any action which would cause, or voluntarily fail to take any action the failure of which would cause, any representation or warranty of the Seller set forth in this Agreement to be breached or untrue in any material respect.

pg. 13

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows:

3.1 Existence and Good Standing.

Each of the Seller and Seller Parent (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Nevada, respectively, (ii) has all requisite corporate power and authority to own its property and to carry on its business as now conducted and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

3.2 Authority and Enforceability.

The Seller has all necessary corporate power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated hereby and thereby, and to perform its obligations under this Agreement and the Transaction Documents. No other action on the part of the Seller is required to authorize the execution and delivery of this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by the Seller and Seller Parent, and shall be valid and binding obligations of the Seller and Seller Parent, enforceable against each in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

3.3 Consents and Approvals; No Violations.

(a)	The execution and delivery by the Seller of this Agreement and the Transaction Documents will not, and the consummation by it of the transactions contemplated hereby and thereby will not, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien on any of the properties or assets of the Business under: (i) any provision of the organizational documents of the Seller; (ii) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to the Seller or by which the Seller or its properties or assets may be bound; or (iii) except as set forth in Schedule 3.3, any of the terms, conditions or provisions of any Assumed Contract.

(b)	Except as set forth in Schedule 3.3, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required (i) under any of the terms, conditions or provisions of any Law or Order applicable to the Business or by which the Business or any of its assets or properties may be bound, (ii) under any of the terms, conditions or provisions of any Assumed Contract or (iii) for the execution and delivery of this Agreement and the Transaction Documents by the Seller or the performance by the Seller of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

pg. 14

3.4 Title.

The Seller has good and marketable title to all the Purchased Assets and all the Purchased Assets are free and clear of any Liens, other than Permitted Liens.

3.5 Financial Statements.

The Seller has furnished the Purchaser with cost center activity of the Business for 17-month period from January 1, 2018 through May 31, 2019 (collectively, the “Financial Statements”), copies of which are attached hereto as Schedule 3.5. The Financial Statements are unaudited and have been prepared internally by the Seller. The cost center activity statement for the period ended May 31, 2019 accurately reflects associated overhead and direct costs of the Business for the period from January 1, 2018 through May 31, 2019. For these purposes (i) “direct costs” means those costs that can be directly traced to developing the goods intended to be sold by the Business, and does not include any insurance costs, bank charges, letter of credit fees or any allocation of overhead or expenses of the purchasing, payables, receivables or accounting departments, and (ii) “associated overhead” means the expenses directly traced to the costs incurred to support the Business at the Current Real Property, including, but not limited to rent, utilities, and compensation of the Business Employees.

3.6 Personal Property.

Schedule 3.6 sets forth (i) a copy of the depreciation schedule listing the Owned Tangible Personal Property and the accumulated depreciation of each such item, and (ii) a list of each item of Tangible Personal Property leased by the Seller having an annual rental in excess of $5,000. Except as set forth in Schedule 3.6, all of the Tangible Personal Property is located at the Current Real Property and there is no tangible personal property used exclusively in the operation of the Business located at the Current Real Property or at the Seller Parent’s facilities located at 100 Commerce Drive, Loveland, Ohio 45140. As described in Schedule 3.6, The Tangible Personal Property has been utilized for research purposes, and, as result, certain of the Tangible Personal Property has been damaged and may continue to be damaged going forward.

3.7 Books and Records.

All of the Books and Records, recorded, stored, maintained or held by any means (including all means of access hereto and therefrom) are under the exclusive ownership and direct control of the Seller or Seller Parent.

3.8 Leased Real Property.

The Lease(s) are/is the only leases, sublease or other agreements relating to the use or occupancy of real property to which the Seller is a party or bound and which relates to the Business. The Seller has a valid leasehold interest in the real property described in the Lease, free and clear of any and all Liens (other than Permitted Liens and the rights of the lessor under the terms of the Lease and applicable Law). The Lease is in full force and effect; all rents and additional rents due to date on the Lease have been paid; the Seller has been in peaceable possession since the commencement of the original term of the Lease and is not in default thereunder; no waiver, indulgence or postponement of the Seller’s obligations thereunder has been granted by the lessor; and there exists no default by Seller or, to the Seller’s knowledge event, occurrence, condition or act (excluding the assignment of the Lease to Purchaser in connection with the transfer of the Purchased Assets) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default under such Lease. The Seller has not violated and is not currently in violation of any of the terms or conditions under the Lease in any material respect, and, to the knowledge of the Seller, all of the covenants to be performed by the lessor under the Lease have been fully performed.

pg. 15

3.9 Contracts.

(a)	Each Assumed Contract is in full force and effect and there exists (i) no default or event of default by the Seller or Seller Parent or, to the knowledge of the Seller, any other party to any such Assumed Contract with respect to any material term or provision of any such Assumed Contract and/or (ii) except as set forth in Schedule 3.9, no event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Seller or, to the knowledge of the Seller, any other party thereto, with respect to any material term or provision of any such Assumed Contract. Except as set forth in Schedule 3.9, with respect to each Assumed Contract, the cost of completion thereof would not reasonably be expected to exceed the balance of monies to be invoiced to a customer or other Person to the Seller thereunder.

(b)	Schedule 3.9 sets forth each Assumed Contract which includes a guaranty of performance (the “Performance Guaranty Contracts”).

3.10 Litigation

There is no Proceeding pending or, to the knowledge of the Seller, threatened, (a) against the Seller or Seller Parent that affects any of the Purchased Assets or the Current Real Property, or (b) relating to the Business. Neither the Seller nor the Seller Parent is subject to any Order relating to the Business.

3.11 Taxes.

(a)	Tax Liens. There are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)	Payment of Taxes. There is no dispute or claim concerning any Tax liability of the Seller or any shareholder of the Seller, in connection with the Business, either (i) claimed or raised by any Governmental or Regulatory Authority in writing or (ii) as to which the Seller has knowledge.

pg. 16

3.12 Insurance.

Seller has provided to Purchaser a copy of Seller Parent’s insurance manual which contains descriptions of the blanket insurance policies portfolio information. There are no pending claims, and there have been no claims since the inception of the Business in 2016, under Seller’s insurance policies (excluding health insurance policies) relating exclusively to the Business.

3.13 Intellectual Property.

(a)	The Seller owns, or has the right to use, all Intellectual Property necessary for the conduct of the Business as currently conducted. No claim has been asserted in writing or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor, to the knowledge of the Seller, does any valid basis for any such claim exist. To the Seller’s knowledge, the Seller’s operations and business do not infringe or misappropriate the Intellectual Property rights of any Person. The Seller has taken reasonable steps to maintain and protect as confidential and proprietary all of its trade secrets and other non-public proprietary information. The Data Package described in Schedule 3.13(a) contains the necessary information required to continue operating the Business.

(b)	Except as set forth on Schedule 3.13(b), (i) to the Seller’s knowledge, the Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and in the last five (5) years, the Seller has not received any charge, complaint, claim, demand or notice in writing alleging any such interference, infringement, misappropriation or violation (including any claim that the Seller must license or refrain from using any intangible property rights of any third party) which has not been resolved, and (ii) to the Seller’s knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Intellectual Property.

(c)	Schedule 3.13(c) identifies (i) each patent or registration which has been issued to the Seller with respect to any of the Intellectual Property, (ii) each pending patent application or application for registration which the Seller has made with respect to any of the Intellectual Property, and (iii) each license, sublicense or other agreement which the Seller has granted to any third party with respect to any of the Intellectual Property. Schedule 3.13(c) also identifies each copyright, trademark, trade name or unregistered mark used by the Seller in connection with the Business.

(d)	Except as set forth on Schedule 3.13(d), with respect to each item of Intellectual Property required to be identified in Schedule 3.13(c): (i) the Seller possesses all right, title, and interest in and to the item, free and clear of any Liens or licenses, (ii) the item is not subject to any outstanding Order, (iii) no Proceeding is pending or, to the knowledge of the Seller, threatened which challenges the legality, validity, enforceability, use of ownership of the item, and (iv) other than routine indemnities given to distributors, sales representatives, dealers and customers, the Seller does not have any current obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

pg. 17

(e)	Schedule 3.13(e) identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to a license, sublicense or agreement (other than off-the-shelf, “shrink-wrap” or “clickwrap” licenses). The Seller has delivered to the Purchaser correct and complete copies of all such licenses, sublicenses and other agreements (as amended to date). Except as set forth on Schedule 3.13(e), with respect to each item of Intellectual Property required to be identified in Schedule 3.13(e): (i) each license, sublicense or other agreement covering the item is enforceable, (ii) neither the Seller nor, to the knowledge of the Seller, any other party to a license, sublicense or other agreement is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit early termination, modification or acceleration thereunder, (iii) neither the Seller nor, to the knowledge of the Seller, any other party to a license, sublicense or other agreement has repudiated any provision thereof, (iv) to the Seller’s knowledge, the underlying item of Intellectual Property is not subject to any outstanding Order, (v) no Proceeding is pending or, to the knowledge of the Seller, threatened which challenges the legality, validity, enforceability or use of the underlying item of Intellectual Property, and (iv) the Seller has not granted any sublicense or similar right with respect to any license, sublicense or other agreement. Notwithstanding the foregoing, Purchaser acknowledges that the licenses, sublicenses, and other agreements set forth on Schedule 3.13(e) are personal to Seller and may not be assigned to Purchaser and enforceable by Purchaser without the prior written consent of the other parties thereto

3.14 Compliance with Laws.

With respect to the Business, the Seller has complied with, and the Seller and the Purchased Assets are in compliance in all material respects with, all applicable Laws, Orders and Permits, including Federal Aviation Administration, European Aviation Safety Agency and similar Governmental or Regulatory Authority Laws, Orders and Permits with respect to the identification, labeling and tracking of aircraft parts. The Seller has not received any written notice to the effect that, or otherwise been advised that, the Business or any of the Purchased Assets are not in compliance with any applicable Law, Order or Permit and, to the knowledge of the Seller, there are no presently existing facts, circumstances or events relating to the Business which, with notice or lapse of time, would result in violations of any applicable Law or Permit.

3.15 Accounts Receivable; Accounts Payable; Accrued Liabilities.

The Accounts Payable and Accrued Liabilities have arisen in bona fide arm’s length transactions in the ordinary course of business. None of the Accounts Payable or Accrued Liabilities represents amounts alleged to be owed by the Seller, or other alleged obligations of the Seller, which the Seller has disputed or determined to dispute or refuse to pay.

pg. 18

3.16 Inventory.

(a)	Except as set forth in Schedule 1.1 (w) the Inventory is in the physical possession of the Seller and (ii) none of the Inventory has been pledged as collateral or otherwise is subject to any Lien (other than any Lien imposed as a matter of Law) or is held on consignment from others. The Inventory was acquired or produced by the Seller in the ordinary course of business.

(b)	Between the date hereof and the Closing Date, the Seller shall maintain the Inventory at levels necessary to conduct the Business in the ordinary course consistent with past practice.

(c)	THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE SHALL NOT APPLY AND NO CUSTOM OR USAGE OF TRADE SHALL EXPAND ANY OF THE WARRANTIES GIVEN HEREUNDER.

3.17 Personnel.

(a)	Schedule 3.17 identifies for each Business Employee, his or her name, position or job title, and employment commencement date Each Business Employee is an employee “at will.” Seller has previously provided to Purchase accurate and complete information regarding each Business Employee’s base compensation and bonus compensation earned in the year ended December 31, 2018, and his or her current base compensation.

(b)	Insofar as it relates only to Business Employees, (i) the Seller does not have any obligations under any written or oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group, (ii) the Seller is not currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against the Seller pending or, to the knowledge of the Seller, threatened before any Governmental or Regulatory Authority, (iii) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the knowledge of the Seller, threatened against the Seller with respect to the Business and no material grievance currently being asserted, (iv) the Seller, with respect to the Business, has not experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the three (3) years immediately preceding the date of this Agreement, (v) there is no organizational campaign being conducted or, to the knowledge of the Seller, contemplated and there is no pending or, to the knowledge of Seller, threatened petition before any Governmental or Regulatory Authority or other dispute as to the representation of any employees of the Business and (vi) to the knowledge of the Seller, there are no known claims against the Seller by employees or former employees of the Business for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation of any Law.

(c)	The Seller has classified each individual who currently performs services for or on behalf of the Business as a contractor or employee in accordance with all applicable Laws.

pg. 19

(d)	The Seller has on file a valid Form I-9 for each current employee of the Business. All such employees are (i) United States citizens or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the Attorney General of the United States (Immigration and Naturalization Service) or (iv) aliens who have been continually employed by the Business since November 6, 1986. With respect to the Business Employees, the Seller has not been the subject of an immigration compliance or employment visit from, nor has the Business been assessed any fine or penalty by or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service).

3.18 Employee Plans.

(a)	Schedule 3.18 sets forth a list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and all other employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, retention, change in control, deferred compensation and other compensatory plans, policies, programs, agreements or arrangements sponsored, maintained, contributed to or required to be contributed to, or entered into or made by the Seller with or for the benefit of, or relating to, any Business Employee and with respect to which the Seller has or may have any direct or indirect liability (together, the “Employee Plans”).

(b)	The Seller has provided the Purchaser true and complete copies of all Employee Plans, together with all amendments thereto, (or complete and accurate summaries of the material terms thereof) applicable to the Active Business Employees.

(c)	There are no pending or, to the knowledge of the Seller, threatened claims, arbitrations, regulatory or other proceedings (other than routine claims for benefits) by or on behalf of any Business Employee relating to any of the Employee Plans, or the assets of any trust for any Employee Plan.

3.19 Environmental Matters.

With respect to the conduct of the Business, the Seller is now, and at all times prior to the Closing Date has been in material compliance with all applicable Environmental Laws and has obtained, and is in material compliance with, all Permits required of it under applicable Environmental Laws. To the knowledge of Seller, there are no facts, circumstances or conditions relating to the past or present business or operations of the Business (including the disposal of any wastes, hazardous substances or other materials), or to any past or present real property and/or improvements now or formerly owned (directly, indirectly, or beneficially), leased, used, operated or occupied by the Business, that could reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law.

pg. 20

3.20 Permits.

Schedule 3.20 contains a complete and accurate list of all Permits obtained or possessed by the Seller exclusively for the operation of the Business, the date each Permit was last granted to the Seller and the current term of each Permit. To the knowledge of the Seller, the Seller has obtained and possesses all Permits and has made all registrations or filings with or notices to any Governmental or Regulatory Authority necessary for the lawful conduct of the Business as presently conducted, or necessary for the lawful ownership of the Purchased Assets. All such Permits are in full force and effect. The Seller is in compliance with all such Permits except for such non-compliances that would not, individually or in the aggregate, have a Material Adverse Effect. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to the knowledge of the Seller, threatened, and the Seller does not know of any valid basis for such proceeding.

3.21 Absence of Changes.

Except as set forth in Schedule 3.21, since June 30, 2019, there has not been a Material Adverse Change with respect to the Business, no fact, circumstance or event exists or has occurred which would, individually or in the aggregate, result in a Material Adverse Change with respect to the Business and, the Seller has not:

(a)	increased the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any officer, employee or agent of the Business, except for increases consistent with past practice as to amount and timing;

(b)	made any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any employee, officer, personnel, consultant or agent of the Business, except for payments that were already accrued at June 30, 2019 or otherwise due in the ordinary course;

(c)	with respect to the Business, entered into, materially amended or become subject to any contract or agreement outside the ordinary course of business;

(d)	permitted any of the Purchased Assets to be subject to any Lien (other than Permitted Liens);

(e)	with respect to the Business, sold, transferred, leased, licensed or otherwise disposed of any assets or properties except for (i) sales of Inventory in the ordinary course of business consistent with past practice and (ii) leases or licenses entered into in the ordinary course of business consistent with past practice;

(f)	with respect to the Business, made any capital expenditure or commitment therefor in excess of $5,000 individually or $20,000 in the aggregate or otherwise acquired any assets or properties (other than Inventory in the ordinary course of business consistent with past practice) or entered into any contract, agreement, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(g)	with respect to the Business, entered into, materially amended or become subject to any joint venture, partnership, strategic alliance, members’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

pg. 21

(h)	with respect to the Business, written-off as uncollectible any notes or Accounts Receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves;

(i)	with respect to the Business, canceled or waived any claims or rights of substantial value;

(j)	with respect to the Business, made any change in any method of accounting or auditing practice;

(k)	with respect to the Business, paid, discharged, settled or satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Financial Statements;

(1)	with respect to the Business, conducted its cash management customs and practices (including the collection of receivables and payment of payables) other than in the ordinary course of business consistent with past practice; or

(m)	with respect to the Business, entered into any contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.

3.22 Suppliers and Customers.

Schedule 3.22 sets forth the suppliers and customers of the Business for the period beginning on December 31, 2018 and ending on June 30, 2019]. Except as set forth in Schedule 3.22, to the knowledge of the Seller, no such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Business. The Seller has not received any written notice, and has no reason to believe, that any such supplier or customer will cancel or otherwise materially and adversely modify its relationship with the Business either as a result of the transactions contemplated hereby or otherwise.

3.23 Affiliate Transactions.

Other than payables for goods and services provided as listed on Schedule 3.23, as of June 30, 2019, there are no liabilities or obligations between the Business, on the one hand, and the Seller or any Affiliate of the Seller on the other hand.

3.24 Broker’s or Finder’s Fees.

Except as set forth on Schedule 3.24, no agent, broker, Person or firm acting on behalf of the Seller or any of its Affiliates is, or will be, entitled to any commission or brokers’ or finders’ fees from the Seller, the Purchaser or from any of their Affiliates, in connection with any of the transactions contemplated by this Agreement. Seller shall be solely responsible for the payment of any compensation that may be due to any party listed on Schedule 3.24, and shall indemnify, defend and hold harmless Purchaser from any claims from any such party with respect to the transactions contemplated by this Agreement.

pg. 22

3.25 Product and Service Deliveries.

Except as described in Schedule 3.25, the Business does not and has not, since Seller’s commencement of the Business, designed or manufactured any products sold to third parties, nor provided any services to third parties.

3.26 Export Control Regulations

(a)	Schedule 3.26(a) contains a true and complete list of (i) all current and active import and export licenses issued by the United States government for the products imported or exported by the Business; (ii) a complete and current summary of licensing exemptions used by the Business for products being imported or exported; and (iii) all export related agreements, including, but not limited to, technical assistance agreements, manufacturing license agreements, distribution and warehousing agreements with any non-U.S. entity for the manufacture of export controlled designs or for the transfer of technical information between the Business and a non-U.S. Person.

(b)	Schedule 3.26(b) contains a true and complete list of all voluntary disclosure made, currently in process or proposed for submission to the U.S. Government by the Business with respect to import and export matters within the last four (4) years.

(c)	To the knowledge of the Seller, no current or past violation of the regulations of the United States or of any foreign government as related to the import or export of the products of the Business has occurred during the last four (4) years.

3.27 Disclaimer. The representations and warranties made by the Seller in this Article 3 are the sole and exclusive representations and warranties made by the Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement. The Seller hereby disclaims any other express or implied representations or warranties with respect to the Business, the Surefly Aircraft, or the Purchased Assets. Except for the representations and warranties made by the Seller in this Article 3, the Purchased Assets are sold on an “as is, where is” and “with all faults” basis.

pg. 23

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller and Seller Parent as follows:

4.1 Existence and Good Standing.

The Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, (ii) has all requisite corporate power and authority to own its property and to carry on its business as now conducted and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

4.2 Authority and Enforceability.

The Purchaser has all necessary corporate power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated hereby and thereby, and to perform its obligations under this Agreement and the Transaction Documents. No other action on the part of the Purchaser is required to authorize the execution and delivery of this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by the Purchaser and shall be valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

4.3 Consents and Approvals; No Violations.

(a)	The execution and delivery of this Agreement by the Purchaser do not, the execution and delivery by the Purchaser of the other instruments and agreements to be executed and delivered by the Purchaser as contemplated hereby will not, and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not, result in a violation or breach of, conflict with, constitute, (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under: (i) any provision of the organizational documents of the Purchaser; (ii) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to the Purchaser or by which any of its properties or assets may be bound (iii) any contract to which the Purchaser is a party, or by which any of its properties or assets is bound.

(b)	No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order, any contract to which the Purchaser is a party or by which any of its properties or assets is bound, for the execution and delivery of this Agreement and the Transaction Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby and thereby.

4.4 Brokers’ or Finders’ Fees.

Except as set forth on Schedule 3.24, no agent, broker, Person or firm acting on behalf of the Purchaser or any of its Affiliates is, or will be, entitled to any commission or brokers’ or finders’ fees from the Seller, the Purchaser or from any of their Affiliates, in connection with any of the transactions contemplated by this Agreement.

4.5 Litigation.

There is no Proceeding pending or, to the knowledge of Purchaser, threatened, against the Purchaser or any of its Affiliates challenging the legality, validity or propriety of this Agreement or the transactions contemplated hereby. Purchaser is not subject to any Order which may restrict its ability or right to operate the Business.

pg. 24

ARTICLE 5 – COVENANTS

5.1 Public Announcements.

Except for the filing of a Form 8-K Current Report with the Securities and Exchange Commission and the issuance of a mutually agreed-upon press release disclosing this Agreement and the Closing, neither the Seller and the Seller Parent, on the one hand, nor the Purchaser, on the other hand, shall, nor shall any of their respective Affiliates, without the approval of the other party, issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange.

5.2 Notification of Certain Matters.

(a)	The Seller shall give prompt written notice to the Purchaser of (i) any fact or circumstance, or any occurrence or failure to occur of any event of which the Seller has knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of the Seller contained in this Agreement to be breached or untrue or inaccurate in any respect at any time from the date of this Agreement to the Closing Date and (ii) any failure of the Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Seller under this Agreement.

(b)	The Purchaser shall give prompt written notice to the Seller of (i) any fact or circumstance, or any occurrence or failure to occur of any event of which the Purchaser has knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of the Purchaser contained in this Agreement to be breached or untrue or inaccurate in any respect any time from the date of this Agreement to the Closing Date and (ii) any failure of the Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Purchaser under this Agreement.

5.3 Access to Records and Personnel.

(a)	For a period of six (6) years after the Closing Date, the Seller and its Representatives will have reasonable access to (including the right to make copies of) all Books and Records transferred to the Purchaser hereunder, and to all former personnel of the Business having knowledge with respect thereto, to the extent that such access may reasonably be required in connection with matters relating to (i) liabilities of the Seller not assumed by the Purchaser hereunder, (ii) all matters as to which the Seller is required to provide indemnification under this Agreement or (iii) the preparation of any Tax returns required to be filed by the Seller with respect to any periods prior to the Closing. Such access will be afforded by the Purchaser upon receipt of reasonable advance notice and during normal business hours, provided such access does not unduly disrupt the Purchaser’s normal business operations. The Seller will be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.3(a). If the Purchaser wishes to dispose of any of such books and records prior to the expiration of the six-year period, the Purchaser shall, prior to such disposition, give the Seller a reasonable opportunity, at the Seller’s expense, to segregate and remove such books and records as the Seller may select.

pg. 25

For a period of six (6) years after the Closing Date, the Purchaser and its Representatives will have reasonable access to (including the right to make copies of) all of the books and records relating solely to the Business which the Seller or Seller Parent may retain after the Closing Date, excluding however, personnel records with respect to Business Employees which will be made available only upon receipt of a written consent from the applicable employee in a form acceptable to Seller. Such access will be afforded by the Seller and its Representatives upon receipt of reasonable advance notice and during normal business hours, provided such access does not unduly disrupt Seller’s normal business operations. The Purchaser will be solely responsible for any costs and expenses incurred by it pursuant to this Section 5.7(b). If the Seller wishes to dispose of any of such books and records prior to the expiration of such six-year period, the Seller shall, prior to such disposition, give the Purchaser a reasonable opportunity, at the Purchaser’s expense, to segregate and remove such books and records (other than personnel records) as the Purchaser may select.

5.4 Employee Matters.

Purchaser, Seller Parent and Seller agree to work together to accomplish direct rollovers of the Transferred Employees’ account balances, including outstanding loans by Seller’s 401(k) Plan to the Transferred Employees, under Seller’s 401(k) Plan to Purchaser’s 401(k) Plan if such direct rollovers are permissible under both Seller’s and Purchaser’s respective 401(k) Plans.

Purchaser is not assuming, under this Agreement or otherwise, and Seller is and will remain fully responsible for any obligation, responsibility or liability, whether contractual or statutory, including but not limited to compliance (if required) with COBRA, arising out of the termination of employees not hired by Purchaser. In the case of Transferred Employees, Purchaser is not assuming, under this Agreement or otherwise, and Seller is and will remain fully responsible for any obligations, responsibilities or liabilities that relate to their employment with Seller for the period of time up until the Closing, including but not limited to any vacation hours accrued under Seller’s vacation policies prior to the Closing Date except to the extent the liability for such vacation hours is included in the Accrued Expenses as of the Closing Date. Seller will be responsible and liable for all workers’ compensation claims made by Transferred Employees based on occurrences prior to the employees’ respective dates of hire by Purchaser.

5.5 Further Assurances.

At any time and from time to time at or after the Closing, the Seller shall, at the reasonable request of the Purchaser and at the Purchaser’s expense but without further consideration, execute and deliver any further deeds, bills of sale, endorsements, assignments, and other instruments of conveyance and transfer, and take such other actions as the Purchaser may reasonably request in order (i) to more effectively transfer, convey, assign and deliver to the Purchaser, and to place the Purchaser in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in the Purchaser all right, title and interest in, to and under the Purchased Assets, (ii) to assist in the collection or reduction to possession of any and all of the Purchased Assets or to enable the Purchaser to exercise and enjoy all rights and benefits with respect thereto or (iii) to otherwise carry out the intents and purposes of this Agreement.

pg. 26

5.6 Intentionally Left Blank.

5.7 Confidentiality.

(a)	Commencing on the date hereof and continuing for a period of three (3) years thereafter, (i) the Seller will not, and will cause its Affiliates not to, divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Purchaser of any such order), directly or indirectly, any Confidential Information with respect to the Business and (ii) the Seller will not, and will cause its Affiliates not to, use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Purchaser or the Business.

(b)	It is the desire and intent of the parties to this Agreement that the provisions of this Section 5.7 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.7 shall be adjudicated to be invalid or unenforceable, this Section 5.7 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

(c)	The parties recognize that the performance of the obligations under this Section 5.7 by each of the parties is special, unique and extraordinary in character, and that in the event of the break by the other party of the terms and conditions of this Section 5.7, the non-breaching party shall be entitled, if it so elects, to obtain damages for any breach of this Section 5.7 or to enforce the specific performance thereof by the breaching party and/or its Affiliates or to seek an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach. The parties agree that the party seeking relief under this Section 5.7 shall not be required to post a bond or other security in connection with the issuance of any such injunction.

5.8 Non-Competition and Non-Solicitation.

(a)	In consideration of the purchase of the Purchased Assets by the Purchaser, the Seller and the Seller Parent agree that from the date of this Agreement until the second anniversary of the Closing Date, they will not, and shall cause their Affiliates that they control to not, solicit orders for, offer to sell or sell, directly or indirectly, the products listed on Schedule 5.8 hereto to the customers listed on such Schedule 5.8.

(b)	It is the desire and intent of the parties to this Agreement that the provisions of Section 5.8(a) shall be construed narrowly and enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.8(a) shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made. The parties also recognize that Seller Parent and its Affiliates design, build and/or operate high performance battery-electric vehicles and delivery drones for its customers and the Purchaser acknowledges that the continuation of such businesses (including with respect to the Horsefly System) in no way shall be limited by this Agreement except as expressly provided in Section 5.8(a) above.

pg. 27

(c)	The parties recognize that the performance of the obligations under this Section 5.8 by the Seller and the Seller Parent is special, unique, and extraordinary in character, and that in the event of the breach by the Seller and/or the Seller Parent of the terms and conditions of this Section 5.8, the Purchaser shall be entitled, if it so elects, to obtain damages for any breach of this Section 5.8, or to enforce the specific performance thereof by such breaching Seller or Seller Parent or to enjoin such breaching Seller or Seller Parent from violating the provisions of Section 5.8(a).

(d)	The parties acknowledge and agree that damages in the event of a breach of any of the provisions of Section 5.8 would be difficult, if not impossible, to ascertain and it is therefore agreed that the Purchaser, in addition to and without limiting any other remedy or right it may have, shall have the right to seek an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach. The Seller and the Seller Parent further agree that the Purchaser shall not be required to post a bond or other security in connection with the issuance of any such injunction.

5.9 Use of Name for Transition Period

Except as provided in Schedule 5.9, promptly following the Closing, the Business shall cease in any manner whatsoever to use or display any trade or service marks, trade or service names, or logos used or held by Seller or Seller Parent or any confusingly similar mark, name, or logo.

pg. 28

ARTICLE 6 – SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

6.1 Survival of Representations and Warranties; Survival Covenants.

(a)	Except as set forth in subparagraph (b) below, the respective representations and warranties of the Seller, Seller Parent and Purchaser, and the related indemnification obligations of the Seller, Seller Parent and Purchaser pursuant to Section 6.2(a) or Section 6.3(a), as applicable, with respect to any inaccuracy in or breach of any representation or warranty contained in this Agreement will survive the Closing until the twelve (12) month anniversary of the Closing Date.

(b)	The representations and warranties, and the related indemnification obligations of the parties pursuant to Section 6.2(a) or Section 6.3(a), as applicable, with respect to any inaccuracy in or breach of any representation or warranty contained in:

(i)	Section 3.2 (Authority and Enforceability), Section 3.4 (Title), Section 3.24 (Brokers’ or Finders’ Fees), Section 4.2 (Authority and Enforceability) and Section 4.4 (Brokers’ or Finders’ Fees) will survive the Closing indefinitely.

(ii)	Section 3.18 (Employee Plans) will survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

(iii)	Section 3.19 (Environmental Matters) will survive the Closing until the third anniversary of the Closing Date.

(c)	Except as otherwise specifically provided in this Agreement, all covenants, agreements and obligations in this Agreement will survive the Closing indefinitely.

6.2 Indemnification by the Seller and Seller Parent.

Subject to the limitations set forth in this Article 6, the Seller and Seller Parent, will jointly and severally indemnify and hold harmless the Purchaser and its Affiliates, officers, directors, employees, successors and assigns (each, a “Purchaser Indemnified Party”) from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any Purchaser Indemnified Party, directly or indirectly, as a result of or arising from any of the following (each, a “Seller Indemnifiable Claim”):

(a)	any inaccuracy in or breach of any of the representations or warranties made by the Seller in this Agreement or any other Transaction Document;

(b)	any breach or non-performance of any covenant, agreement or obligation (other than the warranties made by Seller in this Agreement or any other Transaction Document noted in Section 6.2(a) above) to be performed by the Seller pursuant to this Agreement or any other Transaction Document;

(c)	any Retained Liabilities;

pg. 29

(d)	the failure of the parties to comply with any applicable bulk sales or similar Law, except to the extent of the Assumed Liabilities; and

(e)	any obligation to the extent it results from, arises out of or relates to the breach or non-performance by Seller under any Performance Guaranty Contract occurring prior to the Closing Date.

For purposes of this Agreement “Damages” shall mean all claims, demands, debts, liabilities, obligations, suits, losses, damages, costs and expenses (including without limitation reasonable attorneys’, experts’ and consultants’ fees) suffered or incurred by a party, but excluding incidental, consequential, special, exemplary or punitive damages or any liability for lost profits or any damages or liability based on a multiple of profits, multiple of cash flow or similar valuation methodology.. The amount of indemnifiable Damages shall be reduced by: any amounts recovered: (i) under applicable insurance policies net of any costs or expenses incurred in collection thereof including deductibles and net of any readily determinable applicable premium adjustment; and (ii) from any other Person alleged to be responsible pursuant to applicable third-party indemnification or contribution provisions or otherwise.

6.3 Indemnification by the Purchaser.

Subject to the limitations set forth in this Article 6, the Purchaser will indemnify and hold harmless the Seller and its Affiliates, officers, directors, employees, successors and assigns (each, a “Seller Indemnified Party”), and will reimburse each Seller Indemnified Party, for any Damages asserted against, resulting to, imposed upon, or incurred or suffered by any Seller Indemnified Party, directly or indirectly, as a result of any of the following (each, a “Purchaser Indemnifiable Claim”):

(a)	any inaccuracy in or breach of any of the representations or warranties made by the Purchaser in this Agreement or any other Transaction Document;

(b)	any breach or non-performance of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement or any other Transaction Document;

(c)	any Assumed Liabilities; and

(d)	any liabilities or obligations arising out of the conduct of the Business after Closing other than with respect to matters described in Section 6.2(e) and Retained Liabilities.

6.4 Exclusive Remedy.

The indemnification provided for in this Article 6 shall be the sole and exclusive remedy of the parties (including all Indemnified Parties) after the Closing for any inaccuracy of any representation or breach of any warranty, covenant or agreement contained in this Agreement or any of the Transaction Documents; provided, however, that (a) the parties may seek equitable or injunctive relief with respect to a breach of Sections 5.7-5.9 and (b) nothing in this Agreement shall limit in any way a party’s remedies with respect to fraud by any other party in connection with this Agreement or the transactions contemplated hereby or thereby.

pg. 30

6.5 Procedure for Indemnification with Respect to Third-Party Claims.

(a)	If the Indemnified Party determines to seek indemnification under this Article 6 resulting from the assertion of liability by any third party (including any Governmental Authority), it shall promptly deliver a certificate to the Indemnifying Party signed by the Indemnified Party (a “Claim Notice”) stating that Damages exist with respect to indemnification obligations of the Indemnifying Party set forth in this Article 6, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, accrued or alleged, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related. The failure to promptly notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Party’s failure to deliver such Claim Notice promptly as required above, or the Claim Notice is delivered after the expiration of the survival periods set forth in Section 6.1 above. If any such liability is asserted against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of such liability in a timely fashion, the Indemnifying Party shall be entitled, if it so elects by written notice delivered to the Indemnified Party within thirty (30) days after receiving the Claim Notice, to assume the defense of such asserted liability with counsel reasonably satisfactory to the Indemnified Party, unless the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to assume such defense. If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if so requested by the Indemnifying Party to participate; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties shall make available to each other all relevant information in their possession that is material to any such assertion and otherwise cooperate in the defense of the Indemnifiable Claim.

(b)	If the Indemnifying Party disputes its liability with respect to such claim, it shall, within sixty (60) days after receiving the Claim Notice with respect to such claim, give written notice of such dispute to the Indemnified Party, in which event the parties will endeavor in good faith to agree to resolve such dispute. If the parties are unable to resolve the claim within sixty (60) days after the Indemnifying Party delivers such notice, then each of the parties shall be entitled to pursue all available remedies to prosecute the alleged Indemnifiable Claim. Pending resolution of any such dispute, the Indemnified Party shall have the right to defend, compromise or settle such Indemnifiable Claim at the risk of the Indemnifying Party, but only to the extent that it is determined that the Indemnified Party is entitled to indemnification from the Indemnifying Party for such claim under this Article 6 and only if the Indemnifying Party has not assumed the defense of such claim pursuant to Section 6.5(a). Notwithstanding anything in this Section 6.5 to the contrary, in the event the Indemnified Party shall in good faith determine that any claim subject to indemnification hereunder would reasonably be expected to have a material and adverse affect on the Indemnified Party’s relationship with any Governmental or Regulatory Authority or the Indemnified Party’s ability to conduct business, in each case resulting in a Material Adverse Effect, other than as a result of money damages or other money payments, then the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to defend, compromise or settle such Indemnifiable Claim.

pg. 31

(c)	The party controlling the defense of any such action (i) shall keep the other party informed of the status of such action and the defense thereof, and shall consider recommendations made by the other party with respect thereto, (ii) shall not settle any such action without the prior written consent of the other party which shall not be unreasonably withheld, conditioned or delayed, and (iii) shall not consent to entry of any judgment or enter into any settlement that (A) provides for injunctive or other non-monetary relief affecting the other party, (B) does not include as an unconditional term the giving by the claimant or the plaintiff to the other party and its Affiliates a release from all liability in respect of such claim, or (C) includes a finding or admission by the Seller or the Purchaser, or their Affiliates, of any violation of applicable Laws or any violation of the rights of any Person.

6.6 Procedure for Indemnification with Respect to Non-Third-Party Claims.

(a)	In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim giving rise to Damages (but excluding Indemnifiable Claims resulting from the assertion of liability by third parties), it shall promptly deliver a Claim Notice to the Indemnifying Party stating that Damages exist with respect to indemnification obligations of the Indemnifying Party set forth in this Article 6, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related. If the Indemnifying Party, within sixty (60) days after receiving such Claim Notice, has not given written notice to the Indemnified Party announcing its intent to contest such assertion by the Indemnified Party, such assertion shall be deemed accepted and the amount of Indemnifiable Claim shall be deemed a valid Indemnifiable Claim.

(b)	If the Indemnifying Party contests the validity of an Indemnifiable Claim under Section 6.6(a) by giving such written notice to the Indemnified Party within such 60-day period, then the parties shall endeavor in good faith to resolve the Indemnifiable Claim. If the parties are unable to resolve the validity of the Indemnifiable Claim within sixty (60) days after the Indemnifying Party delivers such notice, then each of the parties shall be entitled to pursue all available remedies to prosecute the Indemnifiable Claim.

pg. 32

6.7 Limitations on Indemnification.

(a)	With respect to the matters described in Section 6.2(a), Seller and Seller Parent will have no liability with respect to such matters except to the extent the Purchaser Indemnified Parties have suffered aggregate Damages by reason of all such breaches in excess of $25,000 (the “Basket”); provided, however, that (i) the Basket shall not apply breaches of Section 3.2 (Authority and Enforceability), Section 3.4 (Title), or Section 3.24 (Brokers’ or Finders’ Fees); and (ii) once aggregate claims subject to the Basket have reached the amount of the Basket, the Purchaser shall be entitled to recover all amounts beginning with the first dollar of claims.

(b)	With respect to the matters described in Section 6.2(a), the aggregate maximum liability of Seller and Seller Parent shall be $2,000,000 (the “Liability Cap”); provided, however, that the Liability Cap shall not apply breaches of Section 3.2 (Authority and Enforceability), Section 3.4 (Title), or Section 3.24 (Brokers’ or Finders’ Fees), as to which Seller and Seller Parent’s aggregate maximum liability shall be equal to the Purchase Price.

(c)	Purchaser, Seller, and Seller Parent shall cooperate with each other with respect to resolving any claim for Damages with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim for Losses.

pg. 33

ARTICLE 7 – MISCELLANEOUS

7.1 Expenses.

Whether or not the transactions contemplated by this Agreement are consummated, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including the fees and expenses of their respective counsel and financial advisers.

7.2 Governing Law.

The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to agreements executed and to be performed solely within such State.

7.3 Table of Contents; Captions.

The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

7.4 Notices.

Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) three (3) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent prior to 5 PM, Eastern time, on any Business Day, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service for next Business Day delivery, in each case addressed as follows:

(a) if to the Seller and/or the Seller Parent, a single notice addressed to:

Workhorse Group Inc.

100 Commerce Drive

Loveland, Ohio 45140

Telephone: 513-360-4704

Facsimile:

Attn: CFO

(b) and if to the Purchaser a single notice addressed to

Moog Inc.

Aircraft Group

Seneca & Jamison, Plant 1

East Aurora, NY 14052

Telephone: (716) 652-2000

Facsimile: (716) 687-4736

Attn: Group President – Aircraft

Or such other address or number as shall be furnished in writing by any such party.

pg. 34

7.5 Assignment; Parties of Interest.

This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the express written consent of the other party hereto, other than by operation of law; provided, however, that the Purchaser may assign its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary or to any Affiliate; provided, further, that if the Purchaser makes any assignment referred to above, the Purchaser shall remain liable under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

7.6 Counterparts; Facsimile Signatures.

This Agreement may be executed in two (2) or more counterparts, all of which taken together shall constitute one (1) instrument. The parties agree that this Agreement may be executed by facsimile transmission and that the reproduction of signatures by facsimile or similar device shall be treated as binding as if originals, and each party agrees and undertakes to provide the other party with a copy of the Agreement bearing original signatures forthwith upon demand by the other party.

7.7 Entire Agreement; Amendments.

This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by the Purchaser, the Seller and the Seller Parent or, in the case of a waiver, by the party waiving compliance.

7.8 Severability.

If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

7.9 Independence of Covenants and Representations and Warranties.

All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty.

pg. 35

7.10 Third-Party Beneficiaries.

Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

7.11 No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

7.12 Dispute Resolution.

Any and all disputes arising under this Agreement will be settled by arbitration in Pittsburgh, Pennsylvania administered by the American Arbitration Association (the “AAA’) and conducted pursuant to the Commercial Arbitration Rules (the “Rules”) of the AAA before a single arbitrator experienced in the matters at issue and chosen by (a) agreement of the parties, or if the parties cannot agree then (b) pursuant to the Rules. The parties may further modify the Rules by mutual written agreement. Arbitration may be commenced at any time by a party by giving written notice to the other party that such dispute has been referenced to arbitration under this provision. If selected through the AAA, the arbitrator will be selected by the joint agreement of the parties or pursuant to the Rules from the panels of arbitrators maintained by the AAA. The arbitrator may award damages and/or injunctive relief but in no event will the arbitrator have the authority to award punitive or exemplary damages. Any award rendered by the arbitrator will be conclusive and binding upon the parties; provided, however, that any such award will be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration will be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith will be final and binding and there will be no rights of appeal therefrom. Any court having jurisdiction may enter judgment on the arbitrator’s award. Each party will pay its own expenses of the arbitration and the expenses of the arbitrator will be equally shared; provided, however, that if in the opinion of the arbitrator any claim for direct loss or indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of the arbitrator’s award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.

7.13 Joint and Several Liability.

The liability of Seller and Seller Parent hereunder shall be joint and several, and each shall be fully responsible for the other’s performance.

(Signature Page Follows)

pg. 36

IN WITNESS WHEREOF, each of the parties hereto has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized all as of the day and year first above written.

SELLER: Surefly Inc.		Workhorse Group Inc.

By:	/s/ Duane Hughes	By:	/s/ Duane Hughes
Name:	Duane Hughes	Name:	Duane Hughes
Title:	CEO	Title:	CEO

PURCHASER: MOOG Inc.

By:	/s/ Mark Trabert
Name:	Mark Trabert
Title:	President, Aircraft Group

pg. 37

Exhibit 1.1.mm.1

Bill of Sale

pg. 38

Bill of Sale

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, SUREFLY, INC., a Delaware corporation (“Surefly”)and WORKHORSE GROUP INC., a Nevada corporation (“Workhorse Parent”; together with Surefly, hereinafter collectively referred to as “Sellers”), do hereby grant, bargain, transfer, sell, assign, convey and deliver to MOOG INC., a New York corporation (“Buyer”), all of their right, title, and interest in and to the Tangible Personal Property, as such term is defined in the Asset Purchase Agreement dated as of September 25, 2019, (the “Purchase Agreement”), by and among Sellers and Buyer, to have and to hold the same unto Buyer, its successors and assigns, forever.

Buyer acknowledges that Sellers make no representation or warranty with respect to the assets being conveyed hereby except as specifically set forth in the Purchase Agreement.

Sellers for themselves, their successors and assigns, hereby covenant and agrees that, at any time and from time to time upon the written request of Buyer, Sellers will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required by Buyer in order to assign, transfer, set over, convey, assure, and confirm unto and vest in Buyer, its successors and assigns, title to the assets sold, conveyed, and transferred by this Bill of Sale

IN WITNESS WHEREOF, Sellers have duly executed this Bill of Sale as of [DATE].

Surefly Inc.	Workhorse Group Inc.

By:	By:

Name:	Name:

Title:	Title:

pg. 39

Exhibit 1.1.mm.2

The Loveland Lease

pg. 40

LEASE AGREEMENT

This real property Lease Agreement (the “Lease” or “Agreement”) is entered into as of _____________, 2019 (the “Effective Date”) between Moog Inc., a New York corporation, with its office at 7021 Seneca Street, Elma, NY 14052 (hereinafter referred to as “Lessee “) and WORKHORSE GROUP INCORPORATED, a Nevada corporation (“Lessor”). Lessee and Lessor, being hereinafter referred to collectively as the “Parties” and each individually as a “Party”), with reference to the following facts:

A.	Contemporaneously with this Agreement, the Parties have entered into a transaction pursuant to which: Lessee has purchased from Lessor all of the assets related to an aerial vehicle known as Surefly pursuant to an Asset Purchase Agreement of even date herewith (the “APA”); and

B.	Lessor and Lessee desire to make certain real property owned by Lessor available for lease by Lessee in order to conduct the businesses and other activities contemplated by the APA, the IP License and the JDA.

Now therefore, in consideration of the mutual premises and covenants herein contained, and other valuable consideration, the Parties hereto agree as follows:

ARTICLE 1. Grant and Term

1.01. Grant. Lessor, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of the Lessee to be performed, hereby leases to Lessee, and Lessee hereby lets from Lessor, a portion of the real estate located at 100 Commerce Boulevard, Loveland, Ohio 45140 and legally described on Exhibit A which is attached hereto and incorporated herein by reference (“Property”), described as approximately 2,300 square feet of the improvements currently located on the Property and consisting of the area covered by 3x3 concrete tiles, as well as some miscellaneous rack space and office space to be assigned by Lessor in its sole discretion, together with all appurtenances belonging to or in any way pertaining to the portion of the real estate being leased (such real estate, improvements, and appurtenances hereafter sometimes jointly or severally, as the context requires, referred to as “leased Premises” or “Premises”). The Premises is being delivered by Lessor, and accepted by Lessee, in an “AS IS” WHERE IS, and WHITH ALL FAULTS” condition and Lessor is not obligated to perform any work, repairs, or maintenance to the Premises prior to, or after delivery of, the Premises to Lessee.

1.02. Term. This Lease shall commence on _______________ (“Commencement Date”); however, the obligations of Lessee hereunder shall commence upon the Effective Date. This Lease shall be on a month-to-month basis starting on the Commencement Date, unless sooner terminated as set forth herein. Either Party may terminate this Lease by providing the other with a 30 day notice of termination. If Lessor gives possession prior to the commencement of the term to enable Lessee to fit the leased Premises to Lessee’s use, such occupancy shall be subject to all the terms and conditions of this Lease.

pg. 41

ARTICLE 2. Purpose

2.01. Use. The leased Premises shall be used and occupied only for the purpose the businesses and other activities contemplated by the APA as well as any future business arrangements entered into between Lessor and Lessee.

2.02. Uses prohibited. Except as otherwise specifically addressed in this Lease, Lessee shall not permit the leased Premises to be used in any manner that would render the insurance thereon void or the insurance risk more hazardous. Lessee shall not use or occupy the leased Premises, or permit the leased Premises to be used or occupied, contrary to any statute, rule, order, ordinance, requirement, or regulation applicable thereto, or in any manner that would violate any certificate of occupancy affecting the same, or that would cause structural injury to the improvements, or cause the value or usefulness of the leased Premises, or any part thereof, to diminish, or that would constitute a public or private nuisance or waste.

If the use of the leased Premises should at any time during the Lease term be prohibited by law or ordinance or other governmental regulation, or prevented by injunction, this Lease shall not be thereby terminated, nor shall Lessee be entitled by reason thereof to surrender the leased Premises or to any abatement or reduction in rent, nor shall the respective obligations of the parties hereto be otherwise affected.

ARTICLE 3. Rent

Beginning with the commencement date, Lessee shall pay to Lessor, as rent for the leased Premises, at such place or places as Lessor may designate in writing from time to time, and in default of such designation then at the office of the Lessor, a monthly rent of $2,190.00 payable on the first day of the month (“Rent”). All payments of rent shall be made without deduction, setoff, discount, or abatement in lawful money of the United States. Each and every installment of rent that shall not be paid when due shall bear interest at the rate of eighteen percent (18%) per annum from the date when the same is payable under the terms of this Lease until the same shall be paid.

ARTICLE 4. Impositions

The rent described about shall be the only amount payable by Lessee to Lessor hereunder. Without limiting the foregoing, Lessor shall responsible for the payment of all taxes and assessments, general and special, water rates and all other impositions, (hereafter impositions) ordinary and extraordinary, of every kind and nature whatsoever, which may be levied, assessed, or imposed upon the leased Premises, or any part thereof, or upon any improvements at any time situated thereon, accruing or becoming due and payable during the term of the Lease. Lessor shall also be responsible for providing all utilities to the Premises, including without limitation electricity, water, waste water disposal, heating, cooling and ventilation.

pg. 42

ARTICLE 5. Insurance

5.01 Lessee’s Insurance. Lessee shall keep in force at its own expense, so long as this Lease remains in effect the following, naming Lessor as a named insured: (a) commercial general liability insurance, including insurance against assumed or contractual liability under this Lease, with respect to the Premises, to afford protection with limits, per occurrence, of not less than Two Million Dollars ($2,000,000), combined single limit, with respect to bodily injury and death and property damage, (b) all-risk property and casualty insurance, including theft, written at replacement cost value and with replacement cost endorsement, covering all of Lessee’s personal property in the Premises and all improvements to the Premises by or on behalf of Lessee; (c) if, and to the extent, required by law, workers compensation or similar insurance offering statutory coverage and containing statutory limits; (d) business interruption insurance in an amount sufficient to reimburse Lessee for loss of earnings attributable to prevention of access to the Premises for a period of at least twelve (12) months; and (e) Comprehensive Automobile liability insurance insuring bodily injury and property damage arising from all owned, non-owned and hired vehicles, if any, with minimum limits of $1,000,000 combined single limit, per accident. Such policies shall be maintained in companies and in form reasonably acceptable to Lessor and shall be written as primary policy coverage.  Lessee shall deposit the evidence of such required insurance with Lessor prior to the Commencement Date, which certificates shall name Lessor or its designee and, at the request of Lessor, its mortgagees, as named insureds and shall also contain a provision stating that such policy or policies shall not be canceled except after thirty (30) days’ written notice to Lessor or its designees unless the cause for cancellation is non-payment, in which case only ten (10) days’ written notice shall be required.; except, however, with respect to Lessee’s all-risk property and casualty insurance referenced in (ii) above covering Lessee’s personal property in the Premises, the aforementioned parties shall not be named as additional insured.  All such policies of insurance shall be effective as of the date Lessee occupies the Premises and shall be maintained in force at all times during the Term of this Lease and all other times during which Lessee shall occupy the Premises.

5.02. Lessor’s Insurance. Lessor shall keep in force at its own expense (a) contractual and comprehensive general liability insurance, including commercial general liability and property damage, with a minimum combined single limit of liability of Two Million Dollars ($2,000,000.00) for bodily injuries or death of persons occurring in or about the Building and Premises, and (b) all-risk property and casualty insurance written at replacement cost value covering the Building and all of Lessor’s improvements in and about same, including, but not limited to, the structure located thereon.

5.03. Waiver of Subrogation. Each party hereto waives claims arising in any manner in its favor and against the other party and agrees that neither party hereto shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to the Building, the Premises or other tangible property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, or against liability on or about the Building, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees, but only if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage as was required to be covered by insurance carried pursuant to this Lease. Lessor shall cause each insurance policy carried by it insuring against liability on or about the Building or insuring the Premises and the Building or income resulting therefrom against loss by fire or any of the casualties covered by the all-risk insurance carried by it hereunder to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Lessee in connection with any loss or damage covered by such policies.  Lessee shall cause each insurance policy carried by it insuring against liability or insuring the Premises (including the contents thereof and Lessee’s Improvements installed therein by Lessee or on its behalf) against loss by fire or any of the casualties covered by the all-risk insurance required hereunder to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Lessor in connection with any loss or damage covered by such policies.

pg. 43

ARTICLE 6. Damage or Destruction

6.01. Property -- Loss, Damage. Lessor its agents and employees shall not be liable to Lessee for (i) any damage or loss of property of Lessee placed in the custody of persons employed to provide services for or stored in or about the Premises, unless such damage or loss is the result of the negligence of Lessor, (ii) any injury or damage to persons, property or the business of Lessee resulting from a latent defect in or material change in the condition of the Premises, and (iii) interference with the light, air, or other incorporeal hereditaments of the Premises. In case of partial damage to the Premises by fire or other casualty insured against by Lessor, Lessee shall give immediate notice thereof to Lessor, who shall thereupon cause damage to all property owned by Lessor to be repaired within reasonable time at the expense of Lessor to the extent the loss is sufficiently covered by applicable insurance, due allowance being made for reasonable delay which may arise by reason of adjustment of loss under insurance policies on the part of Lessor and/or Lessee, and for reasonable delay on account of “labor troubles” or any other cause beyond Lessor’s control, and to the extent that the Premises is rendered untenantable the rent shall proportionately abate from the date of such casualty, provided the damage above mentioned occurred without the fault or neglect of Lessee, Lessee’s servants, employees, licensees, invitees, agents, or visitors.  If such partial damage is due to the fault or neglect of Lessee, or Lessee’s servants, employees, licensees, agents, invitees, or visitors, the damage shall be repaired by Lessor only to the extent of Lessor’s insurance coverage, but there shall be no reduction, apportionment, or abatement of rent.  In the event the damage shall be so extensive to the whole of the improvements on the Premises as to render it uneconomical, in Lessor’s sole discretion, to restore for its present uses and Lessor shall decide not to repair or rebuild the improvements on the Premises, this Lease, at the option of Lessor, shall be terminated upon written notice to Lessee and the rent shall, in such event, be paid to or adjusted as of the date of such damage, and the terms of this Lease shall expire by lapse of time and conditional limitation upon the third day after such notice is mailed, and Lessee shall thereupon vacate the Premises and surrender the same to Lessor, but no such termination shall release Lessee from any liability to Lessor arising from such damage or from any breach of the obligations imposed on Lessee hereunder, or from any obligations accrued hereunder prior to such termination.

ARTICLE 7. Condemnation

7.01. Taking of whole. If the whole of the leased Premises, or so much thereof, including a portion of the improvements, shall be taken or condemned for a public or quasipublic use or purpose by any competent authority and as a result thereof the balance of the leased Premises cannot be used for the same purpose as expressed in Article 2, then, and in either of such events, the Lease term shall terminate when possession of the leased Premises shall be so taken and surrendered, and any award, compensation, or damages (hereafter award), shall be paid to and be the sole property of Lessor, whether such award shall be made as compensation for diminution of the value of the leasehold or the fee of the leased Premises or otherwise, and Lessee hereby assigns to Lessor all of Lessee’s right, title, and interest in and to any and all such award. Lessee shall continue to pay rent until the Lease term is terminated and any taxes and/or insurance premiums paid by Lessee, or any tax and insurance premium deposits with Lessor, shall be adjusted between the parties.

pg. 44

7.02. Partial taking. If less than the whole of the leased Premises shall be so taken or condemned, and as a result thereof the balance of the leased Premises can be used for the same purpose as expressed in Article 2, this Lease shall not terminate and Lessee, at Lessee’s sole cost and expense, shall repair and restore the leased Premises and all improvements thereon. Lessor shall receive and hold in trust the amount of the award relating to the improvements and shall disburse such award to apply on the cost of such repair or restoration as the same is incurred If Lessee does not make adequate repairs to the remainder of the improvements within a reasonable period after such taking or condemnation, not to exceed 180 days, then, in addition to whatever other remedies are available to Lessor, Lessor may retain the entire award or the balance thereof remaining in the custody of the Lessor, and apply the same towards and damages resulting from the failure of Lessee to comply with the provisions of this Section. Any portion of such award as may not have to be expended for such repair or restoration shall be paid to Lessor. There shall be no abatement or reduction in any rental because of such taking or condemnation.

ARTICLE 8. Maintenance and Repairs

8.01. Maintenance. Lessee shall keep and maintain the entire leased Premises, area in good condition and repair, including any necessary replacements, and in full compliance with all governmental laws and regulations in force. Lessee shall further keep and maintain all improvements situated, at any time, upon the leased Premises, safe, secure, and clean. .

8.02. Alterations. Lessee shall not create any openings in the roof or exterior walls, nor shall Lessee make any alterations or additions to the leased Premises without the prior written consent of Lessor. Lessee shall make all additions, improvements, alterations, and repairs on the leased Premises and on and to the appurtenances and equipment thereof, required by any governmental authority or that may be made necessary by the act or neglect of any person, firm, or corporation (public or private), including supporting the streets and alleys adjoining the leased Premises.

ARTICLE 9. Assignment and Subletting

9.01. Consent required. Lessee shall not, without Lessor’s, and any applicable mortgagee’s, prior written consent, do any of the following:

1. Assign, convey, or mortgage this Lease or any interest under it;

2. Allow any transfer thereof or any lien upon Lessee’s interest by operation of law;

3. Sublet the leased Premises or any part thereof; or

4. Permit the use or occupancy of the leased Premises or any part thereof by anyone other than Lessee.

Lessor agrees that it will not unreasonably withhold its consent to any assignment or sublease, provided that if Lessee requests Lessor’s consent to a sublease of the entire leased Premises, Lessor may, in lieu of granting such consent or reasonably withholding the same, terminate this Lease, effective on the commencement date specified in the sublease to which Lessor’s consent was requested. No permitted assignment or subletting shall relieve Lessee of Lessee’s covenants and agreements hereunder and Lessee shall continue to be liable as a principal and not as a guarantor or surety, to the same extent as though no assignment of subletting had been made.

pg. 45

9.02. Merger or consolidation. Lessee may not, without Lessor’s consent, assign this Lease to any corporation resulting from a merger or consolidation.

9.03. Other transfer of Lease. Lessee shall not allow or permit any transfer of this Lease, or any interest hereunder, by operation of law, or convey, mortgage, pledge, or encumber this Lease or any interest herein.

9.04. Terms of this Section Material. Lessee acknowledges that the terms of this Section 9 are material in nature and any failure to strictly adhere to the requirements of this Section, at Lessor’s discretion, will constitute a material breach of this Lease.

ARTICLE 10. Liens and Encumbrances

10.01. Encumbering title. Lessee shall not do any act that shall in any way encumber the title of Lessor in and to the leased Premises, nor shall the interest or estate of Lessor in the leased Premises be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Lessee. Any claim to, or lien upon, the leased Premises arising from any act or omission of Lessee shall accrue only against the leasehold estate of Lessee and shall be subject to and subordinate to the paramount title and rights of Lessor in and to the leased Premises.

10.02. Liens and right to contest. Lessee shall not permit the leased Premises to become subject to any mechanic’s, laborer’s, or materialman’s lien on account of labor or material furnished to Lessee or claimed to have been furnished to Lessee in connection with work of any character performed or claimed to have been performed on the leased Premises by, or at the direction or sufferance of, Lessee, provided that Lessee shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claimed lien if Lessee shall give to Lessor such security as may be deemed satisfactory to Lessor to insure payment thereof and to prevent any sale, foreclosure, or forfeiture of the leased Premises by reason of nonpayment thereof, and provided further that, on final determination of the lien or claim for lien, Lessee shall immediately pay any judgment rendered, with all proper costs and charges, and shall have the lien released and any judgment satisfied. Lessee providing a bond to remove any lien from the Premises shall be considered adequate security under this Section 10.02 of the same is provided within 21 days of the filing of any lien.

pg. 46

ARTICLE 11. Not used.

ARTICLE 12. Indemnification

By Lessee. Lessee will indemnify, defend, and hold harmless Lessor and Lessor’s agents (and Lessor’s beneficiary or beneficiaries if Lessor is a land trustee) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs, and expenses (including, without limitation, reasonable attorney fees and expenses of counsel of Lessor’s choice) imposed upon or incurred by or asserted against Lessor by reason of (a) Any accident, injury to, or death of persons or loss of or damage to property occurring on or about the leased Premises or any part thereof or the adjoining properties, sidewalks, curbs, streets, or ways; (b) Any failure on the part of Lessee to perform or comply with any of the terms of this Lease; (c) Performance of any labor or services or the furnishing of any materials or other property in respect of the leased Premises or any part thereof; or (d) Any and all “Environmental damages” (as hereinafter defined) which arise from: the presence upon, about or beneath the Premises of any “Hazardous Materials” (as hereinafter defined) if such Hazardous Material was released, brought upon, stored, produced, emitted, disposed of or used upon, about or beneath the Premises by Lessee, its agents, employees, contractors or invitees, or any agents, employees, contractors or invitees of any permitted sublessee or assignee of Lessee, or of any chemical substance requiring remediation under any federal, state or local statute, regulation, ordinance or policy For the purpose of this Lease, “Hazardous Materials” shall mean any substance or material: (i) containing gasoline or oil or any other petroleum product, asbestos, any radioactive material or any polychlorinated biphenyl; (ii) that is defined or termed as a “hazardous substance” or “hazardous waste” as defined by any existing federal, state or local law, statute, regulation code or authority; or (iii) the use, disposal, storage, handling or generation of which is otherwise restricted, governed or regulated by any federal, state or local law, statute, regulation, code or authority intended to protect the environment or public health. “Environmental Damages” shall mean: (i) all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including, without limitation, diminution in the value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises and from any adverse impact on Lessor’s marketing of space); (ii) all sums paid for settlement of claims, attorneys’ fees, consultants’ fees and expert’s fees; and (iii) all costs incurred by Lessor in connection with the investigation of Hazardous Material (as defined herein) upon, about or beneath the Premises, the preparation of any feasibility studies or reports and the performance of any cleanup, remediation, removal or restoration work required by any federal, state or local governmental agency or political subdivision necessary for Lessor make full economic use of the Premises, or otherwise required under this Lease. Lessee’s obligations under this Section shall survive the expiration of this Lease. Notwithstanding any other obligation of Lessee to indemnify Lessor pursuant to this Lease, Lessee shall, at its sole cost and expense, promptly take all actions required by any federal, state or local government agency or political subdivision or necessary for Lessor to make full economic use of the Premises, which requirements or necessity arise from the presence upon, about or beneath the Premises of any Hazardous Materials (as defined in this Lease), if such Hazardous Material was released, brought upon, stored, produced, emitted, disposed of or used upon, about or beneath the Premises by Lessee, its agents, employees, contractor or invitee, or any agent, employee, contractor or invitee of any permitted sublessee or assignee of Lessee. Such actions shall include, but not be limited to, the investigation of the environmental condition of the Premises, the preparation of any feasibility studies or reports and the performance of any cleanup, remedial, removal or restoration work. Lessee shall take all actions necessary to restore the Premises to the condition existing prior to the introduction of the Hazardous Material upon, about or beneath the Premises, notwithstanding any lesser standard of remediation allowable under applicable law or governmental policies. Lessee shall nevertheless obtain Lessor’s approval prior to undertaking any activities required by this Section, which approval shall not be unreasonably withheld so long as such actions would not potentially have a material long-term or short-term effect on the Premises. The obligations of Lessee pursuant to this Section shall not apply to situations where Hazardous Materials are released, brought upon, stored, produced, emitted, disposed of or used upon, about or beneath the Premises at a time or times other than during the term of this Lease except where such event occurs as a result of the acts or omissions of Lessee, its agents, employees, contractors or invitees or as a result of the acts or omissions of any agent, employee, contractor or invitee of any permitted sublessee or assignee of Lessee. Lessee’s obligations under this Section shall survive the expiration of this Lease.(b) By Lessor. Lessor shall indemnify, defend and hold Lessee harmless from any Environmental Damages arising from Lessor’s ownership or operation of the Building and the Premises prior to, during (with respect to the Property other than the Premises) or following the term of this Lease so long as such Environmental Damages are not the result of Lessee’s conduct at the Premises or Building..

pg. 47

(c) In case any action, suit or proceeding is brought against Lessor and/or Lessor’s agents (and/or Lessor’s beneficiary or beneficiaries if Lessor is a land trustee) by reason of any such occurrence, Lessee will, at Lessee’s expense, resist and defend such action, suit, or proceeding, or cause the same to be resisted and defended by legal counsel selected by Lessor.

ARTICLE 13. Inspection

Lessor, or Lessor’s agent, may enter the leased Premises at any time for the purpose of inspecting same, or of making repairs that Lessee may neglect or refuse to make in accordance with the covenants and agreements of this Lease, and also for the purpose of showing the leased Premises to persons wishing to purchase the same, or at any time within one year prior to the expiration of the Lease term, to persons wishing to rent the leased Premises, or to any of Lessor’s lenders or mortgage holders or prospective lenders or mortgage holders. Lessee shall, within one year prior to the expiration of the Lease term, permit the usual notice of “To Let” or “For Sale” to be placed on the leased Premises and to remain thereon without molestation.

ARTICLE 14. Quiet Enjoyment

So long as Lessee is not in default under the covenants and agreements of this Lease, Lessee’s quiet and peaceable enjoyment of the leased Premises shall not be disturbed or interfered with by Lessor or by any person claiming by, through, or under Lessor. Quiet Enjoyment, under this paragraph, shall refer solely to Lessee’s right to possess and use the Premises pursuant to this Lease.

ARTICLE 15. Subordination or Superiority

This Lease is subject to all Subordination, Non-disturbance and Attornment Agreement between Lessor and any of Lessor’s lenders or mortgage holders. Lessee agrees to execute all Subordination, Non-disturbance and Attornment Agreements tendered by Lessor or its lenders or mortgage holders within 7 business days of receipt of the same.

pg. 48

ARTICLE 16. Surrender of Premises

16.01. Surrender. Upon the termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon the termination of Lessee’s right to possession of the leased Premises, Lessee will at once surrender and deliver up the leased Premises, together with all improvements thereon, to Lessor in good condition and repair, reasonable wear and tear excepted. Such improvements shall include all plumbing, lighting, electrical, heating, cooling and ventilating fixtures and equipment, and other articles of personal property used in the operation of the leased Premises (as distinguished from operations incident to the business of Lessee), together with all duct work. All additions, hardware, nontrade fixtures, and all improvements, temporary or permanent, in or upon the leased Premises placed there by Lessee shall become Lessor’s property and shall remain upon the leased Premises upon such termination of this Lease by lapse of time or otherwise, without compensation, allowance, or credit to Lessee, unless Lessor requests their removal in writing at or before the time of such termination of this Lease. If Lessor so requests removal of any additions, hardware, nontrade fixtures, and or improvements and Lessee does not make such removal by the termination of this Lease or within fifteen days after such request, whichever is later, Lessor may remove and deliver the same to any other place of business of Lessee or warehouse, and Lessee shall pay the cost of such removal, delivery, and warehousing to Lessor on demand.

16.02. Trade fixtures. Upon the termination of this Lease and absent a default, Lessee may remove Lessee’s trade fixtures and all of Lessee’s personal property and equipment other than such personal property and equipment as are referred to in Paragraph 16.01, provided that Lessee shall repair any injury or damage to the leased Premises that may result from such removals. If Lessee does not remove Lessee’s furniture, machinery, trade fixtures, and all other items of personal property of every kind and description from the leased Premises prior to the end of the term, however, ended, Lessor may, at Lessor’s option, remove the same and deliver them to any other place of business of Lessee or warehouse the same, and Lessee shall pay the cost of such removal, including the repair of any injury or damage to the leased Premises resulting from such removal, delivery, and warehousing to Lessor on demand, or Lessor may treat such property as having been abandoned or conveyed to Lessor with this Lease as a bill of sale, without further payment or credit by Lessor to Lessee.

16.03. Holding over. Any holding over by Lessee of the leased Premises after the expiration of this Lease shall operate and be construed to be a tenancy from month to month only, at a monthly rental of double the rate of monthly rent payable hereunder.

ARTICLE 17. Remedies

17.01. Events of default. Lessee further agrees that any one or more of the following events shall be considered events of default as said term is used herein and Lessee shall be in default if any of the following occurs:

1. Lessee shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Lessee asking reorganization of Lessee under the federal bankruptcy laws as now or hereafter amended, or under the laws of any state, shall be entered, and any such decree of judgment or order shall not have been vacated or stayed or set aside within sixty days from the date of the entry or granting thereof;

2. Lessee shall file or admit the jurisdiction of the court and the material allegations contained in any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the federal bankruptcy laws now or hereafter amended, or Lessee shall institute any proceedings or shall give Lessee’s consent to the institution of any proceedings for any relief of Lessee under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition, or extension;

pg. 49

3. Lessee shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Lessee or any of the property of Lessee;

4. The leased Premises are levied upon by any revenue officer or similar officer;

5. A decree or order appointing a receiver of the property of Lessee shall be made and such decree or order shall not have been vacated, stayed, or set aside within forty five days from the date of entry or granting thereof;

6. Lessee shall vacate the leased Premises or abandon the same during the term hereof;

7. Lessee shall default in any monthly payments of rent required to be made by Lessee hereunder when due as herein provided and such default shall continue for ten days;

8. If Lessee shall fail to contest the validity of any lien or claimed lien and to give security to Lessor to insure payment thereof as provided in this Lease, or, having commenced to contest the same and having given such security, shall fail to prosecute such contest with diligence, or shall fail to have the same released and to satisfy any judgment rendered thereon;

9. Lessee shall default in any other covenant or agreement herein contained to be kept, observed, and performed by Lessee, and such default shall continue for thirty days after notice thereof in writing to Lessee.

17.02. Lessor’s remedies. Upon the occurrence of any one or more of such events of default, Lessor may terminate this Lease or Lessee’s right to possession. Upon termination of this Lease or Lessee’s right to possession, Lessor may re-enter the leased Premises, with or without process of law, and remove all fixtures and chattels therefrom and Lessor shall not be liable for any damages resulting therefrom. Such re-entry and repossession shall not work a forfeiture of the rents to be paid and the covenants to be performed by Lessee during the full term of this Lease. Upon such repossession of the leased Premises, Lessor shall be entitled to recover as liquidated damages and not as a penalty a sum of money equal to the value of the rent and other sums provided herein to be paid by Lessee to Lessor for the remainder of the Lease term. Upon the happening of any one or more of the above-mentioned events, Lessor may also choose to repossess the leased Premises by forcible entry or detainer suit, or otherwise, without demand or notice of any kind to Lessee (except as hereinabove expressly provided for) and without terminating this Lease, in which event Lessor may, but shall be under no obligation so to do, relet all or any part of the leased Premises for such rent and upon such terms as shall be satisfactory to Lessor including the right to relet the leased Premises for a term greater or lesser than that remaining under the Lease term, and the right to relet the leased Premises as part of a larger area, and the right to change the character or use made of the leased Premises. For the purpose of such reletting, Lessor may decorate or make any repairs, changes, alterations, or additions in or to the leased Premises that may be necessary or convenient. If Lessor does not relet the leased Premises, Lessee shall pay to Lessor on demand as liquidated damages and not as a penalty a sum equal to the amount of the rent and other sums provided herein to be paid by Lessee for the remainder of the Lease term. If the leased Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the expenses of such decorations, repairs, changes, alterations, and additions, the expenses of such reletting and the collection of the rent accruing therefrom (including, but not by way of limitation, attorney fees and broker commissions) to satisfy the rent herein provided to be paid for the remainder of the Lease term, Lessee shall pay to Lessor on demand any deficiency and Lessee agrees that Lessor may file suit to recover any sums falling due under the terms of this Article from time to time.

pg. 50

17.03. Cumulative remedies. No remedy herein or otherwise conferred upon or reserved to Lessor shall be considered to exclude or suspend any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given hereunder now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Lease to Lessee may be exercised from time to time and as often as the occasion may arise or as may be deemed expedient. No delay or omission of Lessor to exercise any right or power arising from any default shall impair any such right or power nor shall it be construed to be a waiver of any such default or any acquiescence therein. Neither the rights herein given to receive, collect, sue for, or distrain for any rent or rents, monies, or payments, or to enforce the terms, provisions, and conditions of this Lease, or to prevent the breach or nonobservance thereof, or the exercise of any such right or of any other right or remedy hereunder or otherwise granted or arising, shall in any way affect, impair, or toll the right or power of Lessor to declare the Lease terms hereby granted ended, to terminate this Lease as provided for in this Lease, or to repossess without terminating the Lease, because of any default in or breach of the covenants, provisions, or conditions of this Lease.

17.04. Waiver. No waiver of any breach of any of the covenants of this Lease shall be construed, taken, or held to be a waiver of any other breach or waiver, acquiescence in, or consent to any further or succeeding breach of the same or other covenant.

17.04 Nature of Obligations. Lessee covenants and agrees with Lessor that Lessee shall not be entitled to any abatement, deduction, deferment, suspension or reduction of, or setoff, defense or counterclaim against, any amount owed to Lessor or a third party hereunder, or any other charges, costs, expenses, or obligations payable by Lessee under this Lease. The express intention and understanding of the Lessor and Lessee is that the covenants and obligations of the Lessor and Lessee hereunder shall be for all purposes separate and independent.

ARTICLE 18. Miscellaneous

18.01. Not used.

18.02. Estoppel certificates. Lessee shall at any time and from time to time upon not less than seven days prior written request from Lessor, execute, acknowledge, and deliver to Lessor, in form reasonably satisfactory to Lessor and/or Lessor’s mortgagees, a written statement certifying that Lessee has accepted the leased Premises, that this Lease is unmodified and in full force and effect (or, if there have been modifications, stating the modifications), that Lessor is not in default hereunder, the date to which the rental and other charges have been paid in advance, if any, or such other accurate certifications as may reasonably be required by Lessor or Lessor’s mortgagee, and agreeing to give copies to any mortgagee of Lessor of all notices by Lessee to Lessor. It is intended that any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser of the leased Premises, mortgagee of the leased Premises or their respective successors and assigns.

pg. 51

18.03. Right to cure. Lessor may, but shall not be obliged to, cure any default by Lessee specifically including, but not by way of limitation, Lessee’s failure to pay impositions, obtain insurance, make repairs, or satisfy lien claims, after complying with any notice provisions established in Article 17, and whenever Lessor so elects, all costs and expenses paid by Lessor in curing such default, including, without limitation, reasonable attorney fees, shall be so much additional rent due on the next rent date after such payment together with interest (except in the case of said attorney fees) at the rate of six percent per annum from the date of advancement to the date of repayment by Lessee to Lessor.

18.04. Amendments. None of the covenants, terms, or conditions of this Lease, to be kept and performed by either party, shall in any manner be altered, waived, modified, changed, or abandoned except by a written instrument, duly signed, acknowledged, and delivered by the other party; and no act or acts, omission or omissions, or series of acts or omissions, or waiver, acquiescence, or forgiveness by Lessor as to any default in or failure to perform, either in whole or in part, by Lessee, any of the covenants, terms, and conditions of this Lease, shall be deemed or construed to be a waiver by Lessor of the right at all times thereafter to insist upon the prompt, full, and complete performance by Lessee of each and all of the covenants, terms, and conditions thereafter to be performed in the same manner and to the same extent as the same are herein covenanted to be performed by Lessee.

18.05. Notices. All notices to or demands upon Lessor or Lessee desired or required to be given under any of the provisions hereof shall be in writing. Any notices or demands from Lessor to Lessee shall be deemed to have been duly and sufficiently given three days after having been mailed by United States registered or certified mail in an envelope properly stamped and addressed to Lessee, or the following day after being sent by recognized national courier (e.g., UPS/FedEx) with delivery confirmation, as follows:

_______________________

_______________________

_______________________

or at such address as Lessee may theretofore have furnished by written notice to Lessor, and any notices or demands from Lessee to Lessor shall be deemed to have been duly and sufficiently given three days after having been mailed by United States registered or certified mail in an envelope properly stamped and addressed to Lessor, or the following day after being sent by recognized national courier (e.g., UPS/FedEx) with delivery confirmation, as follows:

_______________________

_______________________

or at such address as Lessor may theretofore have furnished by written notice to Lessee.

18.06. Recordation. This Lease shall not be recorded but the parties agree, at the request of either of them, to execute a Short Form Lease for recording, containing the name of the parties, the legal description, and the terms of the Lease.

pg. 52

18.07. Time of Essence. Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

18.08. Relationship of parties. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Lessor and Lessee.

18.09. Captions. The captions of this Lease are for convenience only and are not to be construed as part of this Lease and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.

18.10. Severability. If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

18.11. Applicable law. This Lease shall be construed and enforced in accordance with the laws of the state of Ohio.

18.12. Binding effect. All of the covenants, agreements, conditions, and undertakings contained in this Lease shall extend and inure to and be binding upon the heirs, executors, administrators, successors, and assigns of the respective parties hereto, the same as if they were in every case specifically named, and wherever in this Lease reference is made to either of the parties hereto, it shall be held to include and apply to, wherever applicable, the heirs, executors, administrators, successors, and assigns of such party. Nothing herein contained shall be construed to grant or confer upon any person or persons, firm, corporation, or governmental authority, other than the parties hereto, their heirs, executors, administrators, successors, and assigns, any right, claim, or privilege by virtue of any covenant, agreement, condition, or undertaking in this Lease contained.

18.13. Brokerage. Lessee warrants that it has had no dealings with any broker or agent in connection with this Lease other than Lessor’s broker, whose commission Lessor covenants and agrees to pay in the amount agreed between Lessor and Lessor’s broker. Lessee covenants to pay, hold harmless, and indemnify Lessor from and against any and all costs, expenses or liability for any compensation, commissions, or charges claimed by any other broker or other agent with respect to this Lease or the negotiation thereof.

18.14. Lessor. The term “Lessor” as used in this Lease, so far as covenants or obligations on the part of Lessor are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee of the leased Premises, and in the event of any transfer or transfers of the title to such fee, Lessor herein named (and in case of any subsequent transfer or conveyances, the then grantor) shall be automatically freed and relieved, from and after the date of such transfer or conveyance, of all liability as respects the performance of any covenants or obligations on the part of Lessor contained in this Lease thereafter to be performed, provided that any funds in the hands of such Lessor or the then grantor at the time of such transfer, in which Lessee has interest, shall be turned over to the grantee, and any amount then due and payable to Lessee by Lessor or the then grantor under any provisions of this Lease, shall be paid to Lessee.

pg. 53

18.15. Lender’s requirements. If any mortgagee or committed financier of Lessor should require, as a condition precedent to the closing of any loan or the disbursal of any money under any loan, that this Lease be amended or supplemented in any manner, Lessor shall give written notice thereof to Lessee, which notice shall be accompanied by a Lease Supplement Agreement embodying such amendments and supplements. Lessee shall, within fourteen days after the date of Lessor’s notice, either consent to such amendments and supplements (which consent shall not be unreasonably withheld) and execute the tendered Lease Supplement Agreement, or deliver to Lessor a written statement of its reason or reasons for refusing to so consent and execute. Failure of Lessee to respond within the fourteen day period shall be a default under this Lease without further notice. If Lessor and Lessee are then unable to agree on a Lease Supplement Agreement satisfactory to each of them and to the lender within seven days after delivery of Lessee’s written statements. Lessor shall have the right to terminate this Lease.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease Agreement on the day and year first above written.

LESSOR:
WORKHORSE GROUP INC. a Nevada corporation

By:
Name:
Its:

LESSEE:
Moog Inc., a New York corporation

By:
Name:
Its:

pg. 54

EXHIBIT A

Below in red is the outlined section of the Property subject to this Lease Agreement.

pg. 55

Situate in Section 25, Town 4, Entire Range 2, Symmes Township, City of Loveland, Hamilton County, Ohio, and being part of Registered Land Certificate Number 47767, and being more particularly described as follows: Beginning at the intersection of Union Cemetery Road and Cathler Drive, as shown on a plat of Dedication recorded in Registered Land Plat Book 54, Page 37 of the Hamilton County Recorder’s Office; thence with the centerline of said Cathler Drive, South 03° 53’ 15” West, 50.00 feet to a point; thence with the Westerly production of the South line of Union Cemetery Road, South 86° 06’ 45” East, 70.00 feet to the real point of beginning; thence with the South line of said Union Cemetery Road South 86° 06’ 45” East, 296.00 feet to a point; thence South 03° 53’ 15” West, 325.00 feet to a point; thence North 86° 06’ 45” West, 324.71 feet to a point in the East line of Cathler Drive; thence with the East line of Cathler Drive and along an arc deflecting to the left having a radius of 474.72 feet, a distance of 59.40 feet; the chord of said arc bears North 7° 28’ 21” East, 59.37 feet to a point; thence North 3° 53’ 15” East 240.75 feet to a point; thence along an arc deflecting to the right having a radius of 25.00 feet, a distance of 39.27 feet; the chord of said arc bears North 48° 53’ 15” East 35.36 feet to the point of beginning.

Containing 2.394 acres of land.

Subject to all legal highways and easements of record.

The above description is taken from a Plat of Survey by McGill, Smith, Punshon, dated June 18, 1987.

This conveyance is made subject to the following restrictions that will run with the land and be binding upon the heirs, successors, and assigns of the Grantee:

1. Plans and specifications for all improvements shall first be submitted to the Grantor or his assigns and approved before construction commences.

2. There shall be no outside storage.

Parcel Number: 621-0017-0003-00

Property Commonly Known As: 100 Commerce Boulevard, Loveland, Ohio 45140

pg. 56

Exhibit 1.1.mm.3

Lunken Lease Amendment, Assignment and Assumption

pg. 57

Amendment, Assignment and Assumption Agreement

This Amendment, Assignment and Assumption Agreement (the “Agreement”) is entered into as of ________ (the “Effective Date”) between Moog Inc., a New York corporation, acting through its Aircraft Group, with its office at 7021 Seneca Street, Elma, NY 14052 (hereinafter referred to as “Assignee “), WORKHORSE GROUP INCORPORATED, a Nevada corporation (“Assignor”) and Signature Engines, Inc. , and [____________] corporation (“Sublessor”); Assignee, Assignor and Sublessor being hereinafter referred to collectively as the “Parties” and each individually as a “Party”), with reference to the following facts:

A. Sublessor is party to a lease [insert details] (the “Master Lease”), pursuant to which Sublessor has leased certain space known as Hangar 7, Lunken Airport, Cincinatti Ohio 45226 (the “Property”)

B. Sublessor and Assignor entered into a sublease agreement dated February 20, 2018, pursuant to which Assignor subleased a portion of the Property (the “Premises”), on which the Assignor conducted a portion of its business related to an aerial vehicle known as Surefly.

C. Contemporaneously with this Agreement, the Assignor and Assignee have entered into a transaction pursuant to which Assignee has purchased from Assignor all of the assets related to Surefly pursuant to an Asset Purchase Agreement of even date herewith (the “APA”)

D. Assignor and Assignee desire to (i) make certain changes to the Sublease; and (ii) make the Property available to Assignee for the continued conduct of the Surefly business, as well as other purposes

NOW, THEREFORE, the parties agree as follows:

1. The Sublease is amended as follows:

a. The term of the Sublease shall be one day from the date of execution hereof; and

b. The Premises shall be as described in Exhibit A attached hereto.

2. Assignor and Sublessor warrant and represent that the Sublease constitutes the full and complete sublease between Assignor and Sublessor; that the Sublease has not been modified, amended, or rescinded; that the Sublease has not heretofore been transferred, assigned, pledged, hypothecated, or any rights or interests thereunder disposed of; that no rights thereunder have been released by the Assignor; that no notices have been received or given by the Assignor with respect thereto; that the Assignor is presently the owner and holder of all the rights and interest of the tenant under the SublLease, free and clear of any and all liens and encumbrances or charges of any kind whatever, and has full and unrestricted right and power to assign the same, subject to the limitations in the Sublease; that there are no defaults under the Sublease; and that except for the effect of this Agreement, all of the foregoing will be true at time of closing.

2. The consideration agreed to be paid by Assignee to Assignor for the transfer and assignment of the Sublease shall be the consideration paid pursuant to the APA.

3. Simultaneously with the execution of the Assignment, Assignor shall deliver to the Assignee an estoppel letter from the Owner of the Property in the form of Exhibit A.

4. Assignee and Assignor each represent and warrant to each other that no broker was involved in this Agreement. Each party shall indemnify and hold the other harmless from any claims for commissions made by any broker.

5. Assignor shall at Assignee’s request take any steps requested by Assignee which are necessary or appropriate to afford the Assignee any rights under the ease, and Assignor shall cooperate in all respects with Assignee’s exercise of any rights under the Lease.

6. All prior understandings and agreements between the parties hereto are merged in this Agreement, which alone fully and completely expresses their agreement, and same is entered into after full investigation, neither party relying upon any statement or representation not embodied in this Agreement

7. This Agreement does not constitute an agreement of partnership or joint venture and does not authorize the Assignor to act as an agent for the Assignee for any purpose, nor authorize the Assignee to act as an agent for the Assignor for any purpose.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

pg. 58

Exhibit 1.1.mm.4

Assignment of Patent Applications

pg. 59

Recordable Assignment of Patent Rights and Trademarks

For good and valuable consideration, the receipt of which is hereby acknowledged, Surefly Inc. a Delaware corporation, and Workhorse Group Inc., a Nevada corporation, both having offices at Loveland Ohio (together, “Assignor”), does hereby sell, assign, transfer, and convey unto Moog Inc. , a company organized and existing under the laws of New York and having offices at 400 Jameson Road, East Aurora New York USA(“Assignee”), or its designees, all right, title, and interest that exist today and may exist in the future in and to any and all of the following:

(a)	the patents and patent applications listed in Schedule A attached hereto (collectively, the “Patents”);

(b)	the trademarks and trade dress set forth in Schedule A attached hereto (collectively, the “Marks”).

(c)	all reissues, reexaminations, extensions, continuations, continuing prosecution applications, requests for continuing examinations, divisions, registrations of any of the Patents or the Marks;

(d)	all foreign patents, trademarks or trade dress, all applications for the same, and counterparts relating to any item in any of the foregoing including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances;

(e)	all inventions, invention disclosures, and discoveries described in any of the items of categories (a), (b) and (c) (referred to herein as “Categories (a)-(c) Items”) that: (i) are included in any claim in the Categories (a)-(c) Items, (ii) are subject matter capable of being reduced to a patent claim in any of the Categories (a)-(c) Items, and/or (iii) could have been included as a claim in any of the Categories (a)-(c) Items;

(f)	all rights to apply in any or all countries of the world for patents, trademarks, tradedress , certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any item in any of the foregoing categories (a) through (d), including, without limitation, under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding; and

(g)	all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, the Patents or the Marks and/or any item in any of the foregoing categories (c) through (e), including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief, and (iii) any other remedies of any kind for past, current, and future infringement

pg. 60

(h)	Following the date hereof, upon Assignee’s reasonable request, and at Assignee’s sole cost and expense, Assignor shall take such steps and actions, and provide such cooperation and assistance to Assignees and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably necessary to effect, evidence, or perfect the assignment of the Patents to Assignees.

((a)-(h) collectively, the “Rights”).

Assignor hereby authorizes the respective patent and/or trademark office or governmental agency in each jurisdiction to issue any and all patents, trademarks, certificates of invention, utility models or other governmental grants or issuances that may be granted upon any of the Rights in the name of Assignee, as the assignee to the entire interest therein. The terms and conditions of this Assignment of Rights will inure to the benefit of Assignee, its successors, assigns, and other legal representatives and will be binding upon Assignor, its successors, assigns, and other legal representatives.

IN WITNESS WHEREOF, this Assignment of Patent Rights is executed at on September __, 2019

ASSIGNOR: Surefly Inc.	Workhorse Group Inc.

By:	By:
Name:	Name:
Title:	Title:

ASSIGNEE: MOOG Inc.

By:
Name:
Title:

pg. 61

Schedule A

Patents and Trademarks

TRADEMARKS
Code/ Matter Number	Mark Name	Country	Current Owner	Application Number	Application Date	Registration Number	Registration Date	Classes
AMPI 27	SUREFLY	United States	Workhorse Group Inc.	87/431,425	05/01/2017	5,476,952	05/22/2018	12
PATENTS
Code /Matter Number	Country	Serial Number	Application Number	Patent Number	Issue /Grant Date	Expiration Date	Title	Assignee
AMPI 26U	United States	15/994,185	05/31/2018	Patent Pending	Patent Pending	Patent Pending	AUXILIARY POWER SYSTEM FOR ROTORCRAFT WITH FOLDING PROPELLER ARMS AND CRUMPLE ZONE LOADING GEAR	SureFly, Inc.
AMPI 26WO	Patent Cooperation Treaty	US2018/035353	05/31/2018	Patent Pending	Patent Pending	Patent Pending	AUXILIARY POWER SYSTEM FOR ROTORCRAFT WITH FOLDING PROPELLER ARMS AND CRUMPLE ZONE LOADING GEAR	SureFly, Inc.

pg. 62

Exhibit 1.1.mm.4

Joint Venture Memorandum

pg. 63

The Moog/Workhorse Joint Venture Memorandum

1.	Purpose

a.	Facilitated by a Joint Venture (JV), Moog and Workhorse (each individually, a “Party” and together, the “Parties”) will develop, market and sell the Horsefly Unmanned Aerial System (UAS) enabled by the intellectual property (IP) associated with it (together, “Horsefly”).

b.	The JV will hold the IP contributed to it by the Parties, together with all improvements to such IP created by the Parties in the connection with the activities of the JV (collectively, the “Venture IP”).

c.	The JV will license the use of the Venture IP to the Parties in connection with projects for the delivery of goods and services to third party customers, which are proposed and operated by the each of the Parties respectively but subject to approval by the JV (“Sponsored Projects”).

d.	The JV will provide a mechanism whereby each of the Parties can obtain access to the personnel of the other in order to more effectively exploit the Venture IP in connection with Sponsored Projects (“Expertise Access”).

2.	Structure

a.	Limited Liability Company (LLC) organized under the laws of Delaware

b.	Each party will contribute $50,000 to the JV to cover administrative expenses on an annual basis.

c.	Distributions

i.	Income received by the JV will be allocated equally to each Party on a quarterly basis.

3.	Organization

a.	Each Party will assign a Board Member from each Party’s company that must be approved by the other company. A third Board Member will be mutually appointed by the Parties within 120 days of signing the JV’s Operating Agreement.

b.	Each Party will assign a Co-Manager subject to Board Approval. Co-Managers:

i.	Review and approve Sponsored Projects

ii.	Prepare summary financial reports for the portfolio of Sponsored Projects, both approved and rejected, and for potential new projects

iii.	Manage the JV’s administrative budget

c.	Each Party will identify a Development Team consisting of technical and business team members (approximately 4 subject matter/domain experts at each company). Development Team members will:

i.	Consult on Project definition, scope and execution plans

ii.	Make recommendations to the Co-managers and Parties concerning IP improvements, project priorities and potential new opportunities

pg. 64

4.	Governance

a.	Quarterly Business Review with Co-Managers and Board

i.	Co-managers to review JV’s administrative budget

ii.	Co-managers review current Project Cost/Revenue performance

iii.	Board reviews and approves the JV’s administrative budget

iv.	Board defines and approves JV’s distributions based on the JV’s income [as defined] from the Sponsored Projects pursuant to the distribution formula in Section XXXX

v.	Business Report – Co-managers share any new projects since last review – approved, rejected, and those requiring Board decision

vi.	Board to decide those issues that weren’t agreed upon by Co-managers

b.	Monthly Business Review with Co-Managers and Development Team members

i.	Co-Managers set monthly priorities and approve projects

ii.	Review potential new opportunities and refine path to decision making points for introduction of the project to the co-managers for approval

iii.	Parties present new projects for approval

iv.	Review Sponsored Project variances and prepare requests for board approval of such variances

c.	Any matters where Co-Managers are unable to reach a consensus decision will be broad to the board for decision.

5.	Operation

a.	The Venture IP

i.	Upon the establishment of the JV, WHI and Moog shall contribute to the JV ownership of the IP described in Exhibits A and B attached hereto. The documentation relating to such IP will be provided and maintained in a form accessible to the other Party.

ii.	During the operation of the JV, each Party will contribute to the JV any improvements made to the Venture IP in connection with Sponsored Projects.

iii.	Each party will contribute up to 15 hours per month of Development Team consultation services as requested by the other Party in support of JV interests. Additional consultation services can be made available to the other Party based on a mutually agreeable compensation agreement.

b.	Sponsored Projects

i.	Each Party may propose to the JV Sponsored Projects, which must be approved by the JV management which disapproval may only be based on a conflict with an existing or proposed JV Sponsored Project.

ii.	If approved, the JV will enter into a license agreement with the proposing Party authorizing the use of the Venture IP in exchange for a royalty equal to 100% of the sponsoring Party’s “profit” [Total Revenue minus OPEX + CAPEX] from the Sponsored Project, subject to the prior recovery of the sponsoring Party’s Internal Research and Development (IRAD).

pg. 65

6.	Dissolution

a.	Mutual Agreement

b.	Three (3) years from JVA close, either party can terminate on 12 months notice.

c.	Delineate disposition of IP:

i.	Existing Moog

ii.	Existing WKHS

iii.	Improved

d.	Existing contracts allowed to continue under license from other Party

e.	No new licensing allowed

pg. 66

SCHEDULES

Schedule Description

Schedule 1.1(a) Accounts Payable as of the Closing Date: all bona fide accounts payable of the Business (exclusive of any accounts payable to Affiliates of the Seller)

Seller entered into a Purchase Order with AC Aero to acquire a motor. The Seller paid $37,400 upfront and owes an additional $37,400 upon delivery. Seller paid Yasa Motor $13,430 for repair work.

Schedule 1.1(b) Accounts Receivable as of the Closing Date: all bona fide accounts receivable of the Business (exclusive of any accounts receivable to Affiliates of the Seller)

None.

Schedule 1.1(c) Accrued Liabilities: all accrued expenses of the Business (other than (i) Accounts Payable, (ii) Retained Liabilities and (ii) Taxes based on income) of a type shown on the Financial Statements

As of July 31, 2019, Seller Parent accepted $1,000 deposits from 193 orders for the purchase of the Surefly when developed and certified. Seller Parent has returned 23 deposits of as of July 31, 2019. Seller Parent intends to return the balance of the deposits within 30 days of the Closing.

Schedule 1.1(f) Assumed Contracts: the contracts, agreements, purchase orders, leases, subleases, license agreements and commitments or proposals whether written or oral, which are currently in effect, to which the Seller is a party and which relate exclusively to the Business

Sublease Agreement between Signature Engines, Inc. and Workhorse Technologies, Inc. dated February 20, 2018

NONREIMBURSABLE SPACE ACT AGREEMENT BETWEEN THE NATIONAL AERONAUTICS AND SPACE ADMINISTRATION GLENN RESEARCH CENTER AND SUREFLY, INC. FOR ACOUSTIC MEASUREMENTS ON ELECTRIFIED VERTICAL TAKE-OFF AND LANDING URBAN AIR MOBILITY DATED AUGUST 4, 2019

United States Air Force Cooperative Research and Development Agreement between Air Force Research Laboratory Sensors Directorate Plans & Advanced Programs Division and Workhorse Group Inc. dated November 8, 2018

Seller entered into a Purchase Order with AC Aero to acquire a motor. The Seller paid $37,400 upfront and owes an additional $37,400 upon delivery.

pg. 67

Schedule 1.1(j) Business Employees: means any employee or officer of the Seller or any Affiliate of the Seller whose employment relates solely to the Business, including, without limitation, those employees who are on vacation, sickness, disability or medical leave or other permitted leave of absence. Does not include any employee who is inactive on the Closing Date by reason of such employee’s retirement, layoff or furlough.

SureFly
	First	Last	Title	WH Status
1	Jeff	Bennett	Aerospace Project Manager	FT
2	Alan	Arkus	Lead Mechanical Engineer	FT
3	Teddy	Bort	Lead Software Engineer	FT
4	Zach	Carlton	Lead Controls Engineer	FT
5	Elliot	Bokeno	Lead Technical Engineer	FT
6	Justin	Jantzen	Lead Test Engineer	FT
7	Ed	Kurdi	Electrical Technician	FT
8	Andrew	Schaub	Lead Electrical Engineer	FT

Schedule 1.1(w): Inventory: all raw material, work-in-process and finished goods inventory of the Business.

Inventory	Original Rotor Arms	6
Inventory	Dead Weights for Calibration	20	750 lbs. total
Inventory	Honda Engine	1
Inventory	PowerFin 87” Composite Propellers	7
Inventory	PowerFin 75” Composite Propellers	8
Inventory	Sterna 92” Composite Propellers	16
Inventory	Emrax Air-cooled Motors	2
Inventory	Rinehart Inverters	2
Inventory	Fuselage Tubular Space Frame Prototype	1
Inventory	HV Tyva Module Li Battery Packs	2
Inventory	SureFly Prototype Aircraft	1	Exp. R&D Airworthiness
Inventory	EDN Charger	1
Inventory	Misc. Aircraft Maintenance Hardware	1
Inventory	Kokam SLPB Cells	10

Schedule 3.3 Required Consents and Approvals

On December 31, 2018, the Company entered into a Credit Agreement (the “Credit Agreement”), among the Company, as borrower, Marathon Asset Management, LP, on behalf of certain entities it manages, as lenders (collectively, with their permitted successors and assignees, the “Lenders”), and Wilmington Trust, National Association, as the agent (“Wilmington”).  The Credit Agreement provided the Company with a $10 million tranche of term loans (the “Tranche One Loans”) and (ii) a $25 million tranche of term loans (the “Tranche Two Loans” together with the Tranche One Loans, the “Loans”). The Company, the Company’s subsidiaries and Wilmington, as agent for the Lenders, entered into a Security Agreement, a Pledge Agreement and a Guarantee, among other loan documents, providing that the Company’s obligations to the Lenders are secured by a first priority security interest in substantially all of the Company’s and its subsidiaries’ tangible and intangible assets. The Company is required to obtain a consent from Lenders prior to the Closing Date.

In order to test and operate the SureFly, Seller Parent is required to obtain a Special Airworthiness Certificate from the Department of Transportation Federal Aviation Administration. Seller Parent was granted its most recent experimental certificate on July 30, 2019.

pg. 68

Schedule 3.5 Financial Statements Provided to Buyer

Workhorse Group Inc

Carve-Out Balance Sheets of the SureFly Business

June 30, 2018 and December 2017

	2018	2017	2016

Assets

Cash	116,000	56,000
	$116,000	$56,000	$-

Liabilities and Stockholders’ Equity (Deficit)

Accounts payable	302,185	198,175	348,339
Customer deposits	116,000	56,000

Stockholders’ equity (deficit):

Workhorse Technologies contribution	7,061,876	5,896,270	1,253,538
Accumulated deficit during the development stage	(7,364,062)	(6,094,445)	(1,601,877)
Total Equity	(302,185)	(198,175)	(348,339)

Total Liability and Equity	$116,000	$56,000	$-

pg. 69

Workhorse Group Inc

Carve-Out Statements of Operations for the SureFly Business

For FY June 30, 2018 and December 31, 2017

	2018	2017	2016

Sales		-	-

Cost of Sales
Gross		-	-

Operating Expenses
Selling, general and administrative	526,940	2,478,937	805,153
Research and development	742,676	2,013,631	796,724
Total operating expenses	1,269,617	4,492,568	1,601,877

Interest expense, net

Net loss	$(1,269,617)	$(4,492,568)	$(1,601,877)

pg. 70

Workhorse Group Inc

Carve-Out Statements of Equity for the SureFly Business

	Workhorse Technologies Contribution	Accumulated Deficit	Total

Balance, December 31, 2015	-	-	-
Net loss		(1,601,877)	(1,601,877)
Workhorse Technologies contribution	1,253,538		1,253,538
Balance, December 31, 2016	1,253,538	(1,601,877)	(348,339)
Net loss		(4,492,568)	(4,492,568)
Workhorse Technologies contribution	4,642,732		4,642,732
Balance, December 31, 2017	5,896,270	(6,094,445)	(198,175)
Net loss		(1,269,617)	(1,269,617)
Workhorse Technologies contribution	1,165,606		1,165,606
Balance, June 30, 2018	7,061,877	(7,364,062)	(302,185)

pg. 71

Schedule 3.6 Tangible Personal Property and Depreciation Schedule

There is no depreciation schedule as the assets are not fixed.

ASSETS
Line	Asset	Asset Description	Qty.	Note
GENERAL
1	Fixtures	Television	1
2	Fixtures	Desktop Computers	3
3	Fixtures	Laptop Computers	14
4	Mold	SureFly Prototype Carbon Fiber Molds & Bucks	1	1 set of molds; 1 set of bucks
6	Vehicle	Trailer	1
7	Other	50% Down payment to AC Aero for E-300 Engine	1	$37,400; ref. Invoice # 1-WH-2018-09-01
8	Other	YASA Motor, at YASA Ltd. for repair	1	$13,430 for repair; ref. Quote # SQ1146
SOFTWARE
9	Software	MATLAB 2017b License Seat	4	Simulink; Toolboxes: SysID, Instrument Control
10	Software	DASYLab 2016	1
11	Software	Real Flight Simulator RF 8	1
GROUND TESTING FACILITY
13	Fixtures	Mobile Protective Walls incl. Safety Glass	4
14	Fixtures	Steel Test Rig (Donkey)	1
15	Fixtures	Instrumented Contra-Rotating Thrust Stand	1
16	Fixtures	Hybrid Generator Test Stand	1
17	Fixtures	SureFly Arm and Roof Test Stand	1
18	Fixtures	HV Battery Packs for Test Stands (3)	1
19	Fixtures	Test Stand Control & Data Acquisition Station	1
28	Fixtures	HV Electrical System for Test Stands	1	See Picture 5
29	Fixtures	Generator Test Stand Cooling Reservoir System	1
30	Fixtures	Calibration Load Cell	1
31	Fixtures	Video Cameras for Test Monitoring	3
32	Fixtures	DC Signal Conditioners	11
33	Fixtures	Strain Gage Completion Modules	9
34	Fixtures	High Precision DC Tri-axial Accelerometer	1
35	Fixtures	Davis Weather Station & Console	1

FLIGHT TESTING & AIRCRAFT MAINTENANCE FACILITY
Line	Asset	Asset Description	Qty.	Note
39	Fixtures	Controls Testbed incl. Joystick & Flight Computer	1
40	Fixtures	Mobile Telemetry Station Hardware	1
41	Fixtures	Davis Weather Station & Console	1
42	Tools	Motorized Aircraft Towing Tug	1
43	Tools	Toolbox w/ Tools	1
44	Tools	Vehicle Scales	4
45	Tools	Propeller Transportation Boxes	2
46	Fixtures	Faro Precision Measurement Arm	1

49	Fixtures	GoPro Cockpit View Camera	1
50	Fixtures	Brother All-in-One Printer	1
51	Other	Lease		$1000/mo.

pg. 72

Schedule 3.9 Breaches, Loss Contracts, and Performance Guaranty Contracts

None.

Schedule 3.13 Data Set, IP Infringement, Issued Patents and Patent Applications, IP Licenses

Schedule 3.13(a) – necessary information required to operating the Business

The Data Package shall include the following:

Functional Area
1	Electrical
2	Archive
3	Datasheets
4	Elementary Diagrams
5	PDFs
6	Wiring Diagrams
7	Custom Software & Data
8	Test Stand Data Logs
9	Flight Data Logs
10	SureFly ION Connect
11	SureFly ION Code Generator
12	Hybrid System Control Algorithms and Tuned Parameters
13	Flight Control Simulator
14	GIT Repository and Collaboration
15	Flight Test Tracker
16	Flight Control Model
17	Embedded Flight Control Software
18	SureFly CAN Protocol
19	SureFly Telemetry Protocol
20	SureFly Display Software
21	Website (sureflyaero.com)
22	Drawings & Analysis
23	Thrust Test Stand Fixture Drawings
24	Hybrid Fixture Drawings
25	SureFly Vehicle CAD Models
26	SureFly Roof Mock Up
27	SureFly Iron Bird Drawings
28	Landing Gear & Tube Frame FEA
29	Battery Pack Design
30	Arm Hinge Design
31	Battery Cell Test Fixture Drawings
32	SureFly CFD
33	Documentation
34	Vehicle Concept Performance Modeling
35	Flight Test Cards
36	N834LW Maintance Log
37	Presentations
38	Promotional and Demonstration Videos
39	Test Stand Calibration Records
40	FAA Regulatory Cross Reference Table
41	FAA Issue Papers & White Papers
42	SBIR Proposal
43	AFRL CRADA

pg. 73

Schedule 3.13(b)

None.

Schedule 3.13(c)

INTELLECTUAL PROPERTY
TRADEMARKS
Code/ Matter Number	Mark Name	Country	Current Owner	Application Number	Application Date	Registration Number	Registration Date	Classes
AMPI 27	SUREFLY	United States	Workhorse Group Inc.	87/431,425	05/01/2017	5,476,952	05/22/2018	12
PATENTS
Code /Matter Number	Country	Serial Number	Application Number	Patent Number	Issue /Grant Date	Expiration Date	Title	Assignee
AMPI 26U	United States	15/994,185	05/31/2018	Patent Pending	Patent Pending	Patent Pending	AUXILIARY POWER SYSTEM FOR ROTORCRAFT WITH FOLDING PROPELLER ARMS AND CRUMPLE ZONE LOADING GEAR	SureFly, Inc.
AMPI 26WO	Patent Cooperation Treaty	US2018/035353	05/31/2018	Patent Pending	Patent Pending	Patent Pending	AUXILIARY POWER SYSTEM FOR ROTORCRAFT WITH FOLDING PROPELLER ARMS AND CRUMPLE ZONE LOADING GEAR	SureFly, Inc.

Schedule 3.13(d)

None.

pg. 74

Schedule 3.13(e)

MATLAB		Elliot Bokeno
Solidworks		Alan Arkus
Solidworks with Flow Package		Jeff Bennett
DASYLab 2016	owned out right, not a license	Justin Jantzen
MATLAB		Zach Carlton
MATLAB - Simulink		Zach Carlton
MATLAB - Embedded Coder		Zach Carlton
MATLAB - Instrument Control Toolbox		Zach Carlton
MATLAB - MATLAB Coder		Zach Carlton
MATLAB - Simulink Coder		Zach Carlton
MATLAB - System Identification Toolbox		Zach Carlton

Schedule 3.16 Inventory

See Schedule 1.1(w).

Schedule 3.17 Personnel

SureFly Schedule 3.17
	First	Last	Title	WH Status
1	Jeff	Bennett	Aerospace Project Manager	FT
2	Alan	Arkus	Lead Mechanical Engineer	FT
3	Teddy	Bort	Lead Software Engineer	FT
4	Zach	Carlton	Lead Controls Engineer	FT
5	Elliot	Bokeno	Lead Technical Engineer	FT
6	Justin	Jantzen	Lead Test Engineer	FT
7	Ed	Kurdi	Electrical Technician	FT
8	Andrew	Schaub	Lead Electrical Engineer	FT

Schedule 3.18 Employee Plans

Seller Parent maintained health, dental (company paid), vision, 401K (no match), company paid short term disability, employee paid long term disability, company paid life insurance, accidental death and dismemberment, paid time off for its employees through Seller Parent copies of which have been provided to Buyer. In addition, four employees were granted options in Seller Parent.

pg. 75

Schedule 3.20 Permits

Description	Date Granted	Term
FAA Special Airworthiness Certificate	July 30, 2019	September 26, 2019
FCC Experimental Radio Station Construction Permit and License	June 17, 2019	July 1, 2022

Schedule 3.21 Absence of Changes

None.

Schedule 3.22 Suppliers and Customers

Except for the deposits set forth in Schedule 1.1(c), the Seller does not have customers.

Below is a list of suppliers:

Row Labels	T18M1906	TTM1906
MASTER AVIATION GROUP - JOHN GRABER	316	168
LATHAM & WATKINS LLP	250	70
STEPHEN S BURNS	135	135
TAURUS FC LLC	183	40
AC COMPANY	75	75
Sterna Aircraft LLC	50	50
DAVID E GEVERS	47	27
DORAN ENTERPRISES INC	41	30
ADLER MURPHY & MCQUILLEN LLP	30	30
IYAD ALKURDI	37	12

Schedule 3.23 Affiliate Transactions

None.

Schedule 3.24 Broker’s or Finder’s Fees.

On August 13, 2018, Seller Parent engaged B Riley FBR as financial advisor in connection with the sale transaction of Surefly, Inc.

pg. 76

Schedule 3.25 (a) Product and Service Deliveries

The seller has provided services in connection with the below agreements:

i.	NONREIMBURSABLE SPACE ACT AGREEMENT BETWEEN THE NATIONAL AERONAUTICS AND SPACE ADMINISTRATION GLENN RESEARCH CENTER AND SUREFLY, INC. FOR ACOUSTIC MEASUREMENTS ON ELECTRIFIED VERTICAL TAKE-OFF AND LANDING URBAN AIR MOBILITY DATED AUGUST 4, 2019.

ii.	United States Air Force Cooperative Research and Development Agreement between Air Force Research Laboratory Sensors Directorate Plans & Advanced Programs Division and Workhorse Group Inc. dated November 8, 2018

Schedule 3.26(a) Import and Export Licenses

None.

Schedule 3.26(b) Voluntary Governmental Disclosures

None.

Schedule 5.8 Non-Competition and Non-Solicitation

A hybrid electrically powered vertical takeoff and landing aircraft.

Schedule 5.9 Use of Name for Transition Period

Buyer can use physical marketing materials for a period of 30 days following the Closing.

pg. 77